UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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Universal Electronics Inc.
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LETTER FROM OUR CHAIRMAN AND CEO
April 25, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Universal Electronics Inc., to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 11, 2024 at 1:00 p.m., local time in Scottsdale, Arizona.
The following Notice of Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2024 Annual Meeting of Stockholders
We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
480-530-3000
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
Notice of Annual Meeting of Stockholders
to be Held on Tuesday, June 11, 2024
The 2024 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 11, 2024 at 1:00 p.m., local time in Scottsdale, Arizona.
The meeting will be conducted for the following purposes:

Proposal One:
To elect Paul D. Arling as a Class I Director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2025 or until the election and qualification of his successor; and to elect William C. Mulligan, Satjiv S. Chahil, Sue Ann R. Hamilton, Romulo C. Pontual, Eric B. Singer and Edward K. Zinser as Class II directors to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2026 or until their respective successors are elected and qualified;

Proposal Two:	To approve, on an advisory basis, the compensation of our named executive officers;

Proposal Three:	To adopt and approve the Amended and Restated 2018 Equity and Incentive Compensation Plan;

Proposal Four:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2024; and
To consider and act upon such other matters as may properly come before this Annual Meeting of Stockholders or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Monday, April 15, 2024 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet at www.AALVote.com/UEIC. It is convenient and may save us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from attending the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 12:30 p.m. (local time in Scottsdale, Arizona) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver's license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON TUESDAY, JUNE 11, 2024.
UEI's Proxy Statement and our 2023 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2024 and through the "Investor Relations" section of our website, www.uei.com.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Secretary

April 25, 2024
Scottsdale, Arizona

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
PROXY OVERVIEW

This proxy statement contains information concerning our Annual Meeting of Stockholders ("Annual Meeting") to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 11, 2024, at 1:00 p.m., local time in Scottsdale, Arizona, and at any adjournments or postponements of the meeting. Holders of the Company's common stock at the close of business on Monday, April 15, 2024, the record date for our Annual Meeting, may vote their shares at the Annual Meeting. Each share owned on the record date is entitled to one vote. At the close of business on the record date, 12,903,172 shares of common stock were outstanding.

Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Thursday, April 25, 2024.

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Directors	FOR ALL NOMINEES
Proposal 2	Approval, on an advisory basis, of the compensation of the Company's named executive officers	FOR
Proposal 3	Adoption and approval of the Amended and Restated 2018 Equity and Incentive Compensation Plan	FOR
Proposal 4	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the Company's auditors for the year ending December 31, 2024	FOR

In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Corporate Governance Highlights

The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. Included below are certain corporate governance highlights, including policies we have implemented and other notable governance achievements.

Independent Directors(1)	6 of 7	Anti-pledging Policy	Yes
Established and Appointed a Lead Independent Director	Yes	Fully Independent Board Committees	Yes
Independent Directors Meet Without Management	Yes	Director Attendance (Board and Committee)	>75%
Board meetings held in 2023	12	Minimum Ownership Requirement Met or Exceeded (2)	100%
Stock Ownership Guidelines for Independent Directors (2)	Yes	Code of Conduct for Directors, Officers and Employees	Yes
Board and Committee Self-assessments	Yes	Risk Management Review	Yes
Executive Sessions of Independent Directors	Yes	Inside Director Elected Annually	Yes

(1)On October 2, 2023, Carl E. Vogel resigned from the Board of Directors. This vacancy was filled on December 21, 2023 when the Board appointed Eric B. Singer.
(2)Average actual ownership among independent directors was $398,978, including time-based restricted stock units, as of December 31, 2023, which exceeded the minimum ownership guideline of $250,000 by $148,978. New independent directors have five years from the date of joining the Board of Directors of the Company to meet these minimum requirements.

Director Nominees and Board Summary

You are being asked to vote on the election of the following director nominees. Summary biographical information and the committee memberships and leaderships of the director nominees are set forth below. Additional information about the director nominees can be found beginning on page 6.

Director nominees:

Name	Age	Independent	Audit	Compensation	Corporate Governance, Sustainability and Nominating	Product Strategy and Innovations	Other Public Company Boards
Paul D. Arling Chairman and Chief Executive Officer	61
William C. Mulligan Lead Independent Director Retired Partner, Private Equity	70	☑	£		ø		1
Satjiv S. Chahil (1) Innovations Advisor and Social Entrepreneur	73	☑		£	£	£
Sue Ann R. Hamilton Founder and Principal, Hamilton Media LLC	63	☑		ø	£		1
Romulo C. Pontual (2) Technology Advisor	64	☑			£	ø
Edward K. Zinser Financial Consultant	66	☑	ø	£
Eric B. Singer (3) President and Chief Executive Officer of Toro 18 Holdings LLC President, Chief Executive Officer and Chairman of Immersion Corporation	50	☑		£			2
ø Chair £ Member
(1) Mr. Chahil was appointed to the Product Strategy and Innovations Committee in July 2023 as a new member.
(2) Mr. Pontual was appointed to the Corporate Governance, Sustainability and Nominating Committee in April 2023 as a new member. Mr. Pontual was appointed to the Product Strategy and Innovations Committee in July 2023 as the Chair.
(3) Mr. Singer was appointed to the Board of Directors and the Compensation Committee on December 21, 2023.

Executive Compensation Program Highlights

We strongly believe that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance and long-term stockholder returns. In 2023, over 81% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other named executive officers, on average, received approximately 65% of their total 2023 compensation pursuant to the same annual and long-term incentives. Furthermore, the great majority of named executive officer compensation is not guaranteed but subject to annual financial and performance goals or the Company's stock price. The following chart, which is provided as a supplemental disclosure and not as a substitute for the required Pay Versus Performance disclosure later in the proxy statement, demonstrates the close link between Company performance (measured as cumulative total stockholder return of the Company's common stock for the five-year period beginning January 1, 2019 based on the percentage that the stock price at the end of the years shown represents versus the stock price as of January 1, 2019) and our CEO's annual compensation over that same five-year period:

CEO Compensation and Company TSR Performance
Compensation in Thousands
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
TSR Percentage
240%
200%
160%
120%
80%
40%
0%
2019 Actual
2020 Actual
2021 Actual
2022 Actual
2023 Actual
Annual CEO Compensation
TSR

We believe this alignment of executive and stockholder interests is best advanced by observing the following principles in developing compensation programs and implementing compensation decisions:

•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our executive officers have a combined total of approximately 125 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of the Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

Finally, we believe that designing our compensation programs to reward long-term value creation as well as the achievement of annual financial performance goals protects the Company against inappropriate risk taking and conflicts of interest.

	What We Do		What We Don't Do
✓	Tie the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.	☒	Back-date or reprice options.
✓	Have competitive and reasonable post-employment and change in control provisions.	☒	Offer defined benefit or supplemental executive retirement plans.
✓	Have stock ownership requirements (4x base salary for CEO; 1x base salary for other executive officers).	☒	Provide tax gross-ups on employee benefits or perquisites(1).
✓	Have broad clawback policies.	☒	Allow margin accounts and pledging stock.
✓	Use an independent compensation consultant.	☒	Offer full vesting of equity awards upon retirement.

(1)     Except as grandfathered in per Mr. Arling's Employment Agreement and per Salary Continuation Agreements to certain of our other executive officers.

Our stockholders have expressed broad approval of our compensation programs. At our 2023 Annual Meeting, approximately 83% of the shares entitled to vote on the say-on-pay proposal voted to approve our named executive officer compensation.

Results and Key Initiatives

Historically, we have operated in a highly competitive environment. This past year was no different. It was also a year in which we continued to be impacted by supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products and technologies that we believe will drive improved results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2019	2020	2021	2022	2023
Net Sales	$753.5	$614.7	$601.6	$542.8	$420.5
Net Income (Loss)	$3.6	$38.6	$5.3	$0.4	$(98.2)
Diluted Earnings (Loss) Per Share	$0.26	$2.72	$0.39	$0.03	$(7.64)
Cash Flow from Operations	$85.3	$73.4	$40.3	$10.9	$25.2
Gross Margin %	22.6%	28.7%	28.8%	28.1%	23.2%
Operating Margin %	2.0%	6.1%	3.9%	2.7%	(20.3)%
Return on Average Assets	0.6%	7.2%	1.0%	0.1%	(22.8)%
Closing Y/E Stock Price	$52.26	$52.46	$40.75	$20.81	$9.39

Over the five-year period from 2019 to 2023, the Company generated a total of $235.1 million in cash flow from operations.

Key strategic initiatives and related achievements for 2023 are listed below:

	Strategic Initiatives		Related Achievements

✓	Increase new product development efforts in high-growth HVAC OEM channel to grow our market penetration with existing customers and acquire new customers with the goal of achieving market share leadership in climate control channel within two years.	✓	More than ten customer-initiated climate control products currently in development with major OEM brands as well as integration partners.

Product roadmap expansion to include four new product extensions and two new accessories, including wireless bridges with built-in indoor Air Quality (iAQ) monitoring and air purifier control (IR).

✓	Broaden our home control and home automation product solutions with the aim of acquiring new customers that represent market share leaders in their respective channels and regions.	✓	Developed and launched new smart home wireless control solutions for security, motorized shades and smart lighting applications.

Introduced four white-label, smart home hubs with integrated wireless protocol technologies including Matter® for channel specific use case. Hubs are compatible with the UEI Aspen line of sensors including motion, temperature and door/window sensors.

✓	Expand our software and service platform, QuickSet, to deliver a complete smart entertainment and smart home managed service platform.	✓	Released 6th generation Cloud software that blends smart home with video entertainment use cases to drive increased user engagement and personalization leveraging service and content discovery including whole home Audio-Video casting across any device in the home.
✓	Invest in creating sustainable technology solutions that offer product differentiation across our global product portfolio.	✓	Launched Eterna and Eterna XLR remote control platforms that rely on built-in energy harvesting capabilities and introduced an innovative batteryless remote control that utilizes a hybrid supercapacitor for energy storage.
✓	Explore and expand product offerings in our core subscription broadcasting channel beyond traditional entertainment remote controls.	✓	Expanded our software suite to include a Matter-certified, Smart Home dashboard that can run on any entertainment platform in the home; a Virtual Agent for device on-boarding and troubleshooting and a technical support embedded software for remote access and control and simple consumer hand-off.
✓	Seek acquisitions or strategic partners that complement and strengthen our existing business.	✓	Our focus this year has been on organic growth through internal new product and technology developments. This strategy may be re-visited when funds are available to pursue inorganic growth opportunities.
✓	Expedite our long-term factory planning strategy to optimize our manufacturing footprint and reduce our manufacturing concentration in the People's Republic of China.	✓	We closed our southwestern China factory in September after having gained confidence our newly formed Vietnam facility was operating at the required level of efficiency.

Progress to-date at the Vietnam factory has met or exceeded our expectations, and we expect additional operational efficiencies to be achieved as it continues to scale.

Proposal 1 - Election of Directors

On October 2, 2023, the Company announced that Carl E. Vogel decided to resign, effective immediately, from the Board. On December 21, 2023, the Company entered into a Cooperation Agreement (the "Cooperation Agreement") with Toro 18 Holdings LLC, a Delaware limited liability company ("Toro 18"), Immersion Corporation, a Delaware corporation ("Immersion"), William C. Martin and Eric Singer. Pursuant to the Cooperation Agreement, the Company appointed Mr. Singer to the Board, filling the vacancy created by Mr. Vogel’s resignation. The Company further agreed to nominate Mr. Singer for election to the Board at the Annual Meeting.

Nominees for Election at the Annual Meeting

Paul D. Arling is nominated for election as a Class I director to serve a one-year term expiring at our 2025 Annual Meeting. William C. Mulligan, Satjiv S. Chahil, Sue Ann R. Hamilton, Romulo C. Pontual, Eric B. Singer and Edward K. Zinser are nominated for election as Class II directors to serve a two-year term expiring at our 2026 Annual Meeting.

Director Background

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 61	Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and Chief Operating Officer in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001.

Mr. Arling earned a Bachelor of Science degree and an MBA from The Wharton School of the University of Pennsylvania.

At the 2023 Annual Meeting, Mr. Arling was reelected as Chairman of the Company to serve until the 2024 Annual Meeting.

Mr. Arling, who has spent over 28 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company's business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

William C. Mulligan Lead Independent Director Audit Committee Corporate Governance, Sustainability and Nominating Committee (Chair) Director since 1992	Mr. Mulligan is retired from Primus Capital Funds after 35 years with the private equity firm. Prior to joining Primus Capital Funds, Mr. Mulligan was a consultant with McKinsey and Company. He is a director of TFS Financial Corporation (NASDAQ:TFSL), serving on TFS' Compensation and Audit Committees. Mr. Mulligan is also a Trustee of the Cleveland Clinic Foundation (serving on the Audit Committee), Western Reserve Land Conservancy and Denison University.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Age: 70	Mr. Mulligan has been a Class II Director of the Company since 1992. In April 2023, Mr. Mulligan was appointed Lead Independent Director. He also serves as Chair of our Corporate Governance, Sustainability and Nominating Committee and as a member of our Audit Committee. At the 2022 Annual Meeting, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2024 Annual Meeting.

Mr. Mulligan's extensive knowledge in the fields of financial services, investment banking, and accounting, risk management and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies contribute to our Board and the Committees on which he serves.

Satjiv S. Chahil Compensation Committee Corporate Governance, Sustainability and Nominating Committee Product Strategy and Innovations Committee Director since 2002	Mr. Chahil is a Silicon Valley-based Global Marketing and Innovations Advisor, and Social Entrepreneur since 2011. Prior to 2011, Mr. Chahil served as a C-Level executive of Apple Corp, Palm Inc, and Hewlett-Packard. In his earlier career he held professional management positions at IBM and Xerox. Additionally, he has served as a Senior Advisor to several global high-tech companies, including Blackberry, BMW, Sony, Swarovski, Beats Electronics and Starkey Hearing Technologies. He also serves as a Founder's Circle member of the American India Foundation (www.aif.org), and is a member of the board of directors of Cinequest, the Silicon Valley Film Festival (www.cinequest.org).

Age: 73	Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil has been a Class II Director of the Company since 2002. He also serves as a member of our Compensation, Corporate Governance, Sustainability and Nominating and Product Strategy and Innovations Committees. At the 2022 Annual Meeting, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2024 Annual Meeting.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

Sue Ann R. Hamilton Compensation Committee (Chair) Corporate Governance, Sustainability and Nominating Committee Director since 2019 Age: 63	Ms. Hamilton is Founder and Principal of Hamilton Media LLC, which advises and represents major and emerging media and technology companies since 2007. In this role, Ms. Hamilton has served as Executive Vice President - Distribution and Business Development for AXS TV LLC, a partnership between founder Mark Cuban, AEG, Ryan Seacrest Media, Creative Artists Agency and CBS. Prior to launching Hamilton Media, she served as Executive Vice President of Programming for Charter Communications (a cable and internet provider) from 2003 until 2007. Before her work at Charter, she held numerous management positions at AT&T Broadband LLC and its predecessor, TCI, between 1993 and 2002. Early in her career, Ms. Hamilton was a partner at Chicago-based law firm Kirkland & Ellis, specializing in complex commercial transactions.

Ms. Hamilton has also served as a member of the board of directors of Liberty Broadband Corporation (NASDAQ:LBDRA) since December 2020. She previously served as a member of the board of directors of GCI Liberty, Inc. (merged into Liberty Broadband Corporation in December 2020) and of FTD Companies, Inc. As representative of Mark Cuban Companies/Radical Ventures, she has been a board observer since 2012 for Philo, Inc., a privately held technology company.

Ms. Hamilton graduated magna cum laude with a Bachelor of Arts from Carleton College and earned a Juris Doctorate from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.

Ms. Hamilton has been a Class II Director of the Company since 2019. She also serves as Chair of our Compensation Committee and as a member of our Corporate Governance, Sustainability and Nominating Committee. At the 2022 Annual Meeting, Ms. Hamilton was reelected as a Class II Director of the Company to serve until the 2024 Annual Meeting.

Ms. Hamilton’s background as an executive in and advisor to the cable television industry for over 29 years enable her to contribute extensive knowledge and strategic insights in technology, media and telecommunications to our board. In addition, her financial and legal experience strengthen our board's collective qualifications, skills and attributes. Her experience gained from membership on the boards of public and privately-held companies gives the company the benefit of observed best practices in corporate governance.

Romulo C. Pontual Corporate Governance, Sustainability and Nominating Committee Product Strategy and Innovations Committee (Chair) Director since 2022
Mr. Pontual has served as a seasoned technology expert and advisor since September 2015. During this time, he also served as a member of the board of directors of Greenwave Systems, Inc. from 2016 until May 2019. From January 2004 until August 2015, he served as Executive Vice President and Chief Technology Officer of DirecTV. Before joining DirecTV, Mr. Pontual served as Executive Vice President, Television Platforms of News Corporation from August 1996 until January 2004, during which time he served on the Boards of Sky Brazil, Innova and iDirect. Prior to joining News Corporation, he held various senior engineering roles at SES Satellites (Luxembourg) and Embratel (Brazil).

Age: 64	Mr. Pontual earned a BSc from Universidade Federal Fluminense in Rio de Janeiro. He also earned a specialization in Satellite Communications from Pontificia Universidade Catolica do Rio de Janeiro and a YMP in Business Administration from INSEAD, Fontainebleau France.

Mr. Pontual has served as a Class II director since July 27, 2022 and was appointed to serve until the 2024 Annual Meeting. He also serves as Chair of our Product Strategy and Innovations Committee and as a member of our Corporate Governance, Sustainability and Nominating Committee.

Mr. Pontual brings his extensive experience as an executive in and technological advisor to the subscription broadcasting industry, enabling him to contribute this knowledge and strategic insights to our board. In addition, his engineering background, training and experience strengthen our board's skills and attributes with respect to technology issues facing our Company. Further, our board will benefit from the experience Mr. Pontual has gained from his membership on the various boards of public and privately-held companies.

Eric B. Singer
Appointed as Director and member of the Compensation Committee in December 2023 by recommendation of current Board Members and the Corporate Governance, Sustainability and Nominating Committee
Age: 50
Eric Singer has been the President, CEO and Chairman of Immersion (NASDAQ: IMMR), a licensing company focused on the invention, acceleration, and scaling, through licensing, of innovative haptic technologies since 2023. From 2020 until 2023, he served as Immersion’s Executive Chairman. He is also the President and CEO of Toro 18, an entity wholly-owned by Immersion. From 2014 through 2022, he was a Managing Member of VIEX Capital Advisors, an investment management services company, which he founded. Mr. Singer has substantial experience serving on public boards and has been the lead independent director of A10 Networks (NYSE:ATEN), an application controller and firewall cloud security company, since September 2021. Previously, he served on the boards of Velodyne Lidar; Quantum Corporation, a video data storage and management company; Numerex Corp., a provider of managed machine-to-machine enterprise solutions enabling the Internet of Things; RhythmOne plc and YuMe, Inc., each a provider of brand video advertising software and audience data; Support.com, Inc., a provider of tech support and support center services; Meru Networks, Inc., a Wi-Fi network solutions company; PLX Technology, Inc., a PCI Express and ethernet semiconductor company; and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, among other companies.

Mr. Singer earned a Bachelor of Arts from Brandeis University.

Mr. Singer was appointed as a director on December 21, 2023 to fill a vacancy on the Board, to serve until the 2024 Annual Meeting, and also appointed to the Compensation Committee.

Mr. Singer has extensive experience in the technology sectors and particularly in developing strategies that are aimed at enhancing the overall value of the corporations he serves. This experience will translate well in creating new ways to unlock and enhance stockholder value through monetizing our intellectual properties and otherwise assisting our Board in developing a roadmap toward greater profitability.

Edward K. Zinser Audit Committee (Chair) Compensation Committee Director since 2006 Age: 66
Mr. Zinser has served as a financial consultant since 2017. From May 2014 to July 2016, Mr. Zinser was Executive Vice President and Chief Financial Officer of United Online, Inc. (NASDAQ:UNTD) a provider of consumer services and products over the Internet. From January 2008 until November 2014, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, a leading Wi-Fi software and services provider. Prior to that, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software. Prior to joining THQ, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a global publisher of entertainment and education software. Mr. Zinser has also served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc., and in various senior financial positions with The Walt Disney Company.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has been a Class II Director of our Company since 2006. He also serves as Chair of our Audit Committee, and as a member of our Compensation Committee. At the 2022 Annual Meeting, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2024 Annual Meeting.

Mr. Zinser, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his various Chief Financial Officer positions of other public companies contribute to our Board and the Committees on which he serves, particularly our Audit Committee, of which he is Chairman.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES.

CORPORATE GOVERNANCE

Our board of directors may establish the authorized number of directors from time to time by resolution. The current number of directors is seven. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.

Business Ethics — Code of Conduct

Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer and chief financial officer (who is also our principal accounting officer) are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.

We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an independent, third-party "Ethics Hotline".

Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.

Director Independence

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, William C. Mulligan, Satjiv S. Chahil, Sue Ann R. Hamilton, Romulo C. Pontual, Eric B. Singer and Edward K. Zinser, meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. The Board also determined that Carl E. Vogel, who resigned from the Board in October 2023, met those standards and was independent and satisfied the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director and being a stockholder.

All members of the Audit, Compensation, Corporate Governance, Sustainability and Nominating and Product Strategy and Innovations Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit and Compensation Committees must also satisfy additional independence requirements, which, among other things, provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.

Board Leadership Structure

We believe that our current board structure is effective in supporting strong board leadership. The board of directors has determined that the Company benefits from having a combined Chairman and CEO position and Mr. Arling’s unique perspective and experience, as highlighted more fully below, are valuable in setting the overall direction and business and product strategy for the Company. In 2023, to further promote effective corporate governance, the board established a Lead Independent Director role and, at that time, appointed Mr. Mulligan as our Lead Independent Director.

Mr. Arling's extensive leadership experience as our CEO since 2000, coupled with his previous positions and deep knowledge of our business, products and operations, provide invaluable insight to our board of directors. As one of our largest shareholders, Mr. Arling is also invested in our long-term success. Mr. Mulligan has been on our Board since 1992 and brings extensive governance and financial experience, including experience navigating complex business opportunities and challenges in the private sector, and plays a significant and meaningful role in leading our board of directors.

The Chairman and Lead Independent Director work collaboratively to facilitate effective oversight, governance, and policy- and decision-making by the board of directors. They set the agenda for meetings of the board of directors, and either may call special meetings of the board of directors. As Chairman, Mr. Arling presides over meetings of the board of directors. As our Lead Independent Director, Mr. Mulligan provides independent oversight and promotes effective communication between our board of directors and management, including Mr. Arling. Our Lead Independent Director role also includes the following authority and responsibilities, among others:
•presiding at all meetings of the board of directors in which the Chairman/CEO is not present and also at all meetings of the independent directors, including executive sessions of the independent directors;
•calling separate meetings of the independent directors;
•facilitating discussion and open dialogue among the independent directors during meetings of the board of directors, executive sessions, and otherwise;
•serving as principal liaison between the independent directors and the Chairman/CEO;
•providing the Chairman/CEO with feedback and counsel concerning his interactions with the board of directors;
•providing leadership to the board of directors if circumstances arise in which the role of the Chairman/CEO may be, or may be perceived to be, in conflict;
•taking into account input from other independent directors in coordinating with the Chairman/CEO to set the agenda for meetings of the board of directors; and
•leading our board of directors in governance matters in coordination with our compensation and corporate governance, sustainability and nominating committees, including the evaluation of the performance of the Chairman/CEO, the selection of committee chairs and members, and our annual board of directors and committee self-evaluations.

Our Lead Independent Director also performs such additional duties as the board of directors may otherwise determine and delegate.

Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. Our independent directors, led by our Lead Independent Director, meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. Our Lead Independent Director may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Risk Management

Management is responsible for assessing and managing UEI's exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management's risk management process, including the policies and guidelines used by management to identify, assess and manage UEI's exposure to risk, including cybersecurity risks. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Our internal auditor ("Internal Auditor") has direct access to the Audit Committee and is responsible for leading the formal risk assessment and management process within the Company. The Internal Auditor, through consultation with the Company's senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Internal Auditor periodically, no less than quarterly, reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Internal Auditor's risk management report, which is provided in advance of the regularly scheduled Audit Committee meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated. Throughout the year, the Chair of the Audit Committee provides the Internal Auditor with performance and development-based feedback.

Management's role to identify, assess and manage risk, and the Board's role in risk oversight, have been well defined for many years. The Board's role in risk oversight has had no significant effect on the Board's leadership structure. However, we believe that the Board's leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer and Mr. Mulligan serving as our Lead Independent Director, enhances the Board's effectiveness in risk oversight due to their combined extensive knowledge of the Company's operations and the industries in which we conduct business.

In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company's compensation practices, including a periodic review of the Company's compensation policies and practices for its employees. The Company has determined that its compensation policies do not pose any risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance, Sustainability and Nominating Committee oversees the risks associated with the Company's overall governance and its succession planning process.

Communications with Directors

The Board has adopted a process by which stockholders and other interested parties may communicate with members of the Board, the Lead Independent Director, committee chairs or the independent directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, to the attention of the applicable director or directors with a copy to the Secretary.

Board and Committee Self-Assessments

The Board of Directors, through its Corporate Governance, Sustainability and Nominating Committee periodically decides whether to conduct self-assessments of the Board and its various committees, to assist in determining whether the Board and its committees are functioning effectively. Due to the size of the Board and the committees, often times these assessments are done informally. During 2023, the Audit Committee completed its self-evaluation and reviewed and discussed the results with the full Board. During 2024, the Corporate Governance, Sustainability and Nominating Committee will have the full Board and each Committee conduct a formal self-assessment and will discuss each result with the full Board.

Board Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted written charters for the Audit Committee, Compensation Committee, Corporate Governance, Sustainability and Nominating Committee and Product Strategy and Innovations Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. You may access all committee charters, our Code of Conduct, our Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials through the "Investor Relations" section of our website, www.uei.com.

Stock Ownership Guidelines

The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each director is expected to own, at a minimum, that number of shares of common stock equal in value to $250,000, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chairman and Chief Executive Officer. Any new director or executive officer will have five years from the date they join the Company to meet these minimum ownership requirements. Presently, all of our directors and executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement. More information pertaining to executive officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis"

section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.

Board Structure and Committee Membership

Board Composition

We currently have seven directors: one is a Class I Director and six are Class II Directors. A Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting to serve a two-year term.

Board of Directors Meetings Held During 2023

During 2023, the Board formally met nine times and acted two times by unanimous written consent and one time by telephone. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. During 2023, no director attended less than 75% of the aggregate of all Board meetings and meetings of committees on which the director served. Since attendance by our stockholders at our Annual Meetings has historically been via proxy and not in person, we do not require our independent outside directors to attend these meetings. At the 2023 Annual Meeting, however, in addition to Mr. Arling attending in person, four independent directors attended virtually.

Role of Primary Board Committees

The Board has four standing committees - Audit, Compensation, Corporate Governance, Sustainability and Nominating and Product Strategy and Innovations. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board's Director Independence Standards. In addition, Audit Committee and Compensation Committee members meet additional heightened independence criteria applicable to Audit Committee and Compensation Committee members under applicable NASDAQ and Securities and Exchange Commission ("SEC") independence requirements. The table below provides information about the current membership of the committees and the number of meetings held in 2023.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance, Sustainability and Nominating Committee	Product Strategy and Innovations Committee
William C. Mulligan (1)	X		Chair
Satjiv S. Chahil (2)		X	X	X
Sue Ann R. Hamilton		Chair	X
Romulo C. Pontual (3)			X	Chair
Eric B. Singer (4)		X
Edward K. Zinser	Chair	X
Number of Meetings	4*	5**	2***	2
(1) Mr. Mulligan was appointed as Lead Independent Director in 2023.
(2) Mr. Chahil was appointed to the Product Strategy and Innovations Committee in July 2023.
(3) Mr. Pontual was appointed to the Corporate Governance, Sustainability and Nominating Committee in April 2023 and appointed to the Product Strategy and Innovations Committee in July 2023.
(4) Mr. Singer was appointed to the Board of Directors and Compensation Committee in December 2023.
* The Audit Committee also acted once by unanimous written consent.
** The Compensation Committee also acted once by unanimous written consent.
*** The Corporate Governance, Sustainability and Nominating Committee also acted twice by unanimous written consent.

Audit Committee

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualification, and performance of the independent registered public accounting firm and the performance of our Internal Auditor. The Audit Committee's functions include:
•monitoring the Company's major risk exposures, including financial risk, and the steps management has taken to control such exposures;
•meeting with our independent registered public accounting firm and management representatives;
•making recommendations to the Board regarding the appointment of the independent registered public accounting firm;
•approving the scope of audits and other services to be performed by the independent registered public accounting firm;
•establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;
•considering whether the performance of any professional service by the registered public accountants may impair their independence;
•reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls; and
•meeting with the Internal Auditor and approving the scope and review of audits performed by the Internal Auditor.

The independent registered public accountants and the Internal Auditor each have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to each of the independent registered public accountants and the Internal Auditor.

All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations.

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States, in all material respects. As a result of the resignation of Mr. Vogel, the Audit Committee is presently comprised of only two members. The Committee has until the Annual Meeting to add a third member as required by the NASDAQ rules, which the Committee fully intends to do.

In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2023 with management and the independent registered public accountants.
2.The Audit Committee has discussed the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB") and the SEC with the independent registered public accounting firm.
3.The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.The Audit Committee has considered whether the independent registered public accountants' provision of non-audit services provided to us, if any, is compatible with the registered public accountants' independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2023, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chair
William C. Mulligan

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "NEOs" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Compensation Committee:
•reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;
•monitors potential risks relating to the Company's compensation policies and practices;
•reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company's Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company's Annual Report and Proxy Statement;
•reviews periodically compensation for independent directors of the Company and recommends changes to the Board as appropriate;
•reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment with the Company terminates;
•reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;
•administers the Company's stock incentive plans; and
•assesses the independence of any outside compensation consultant of the Company.

Compensation Committee Interlocks and Insider Participation

The following individuals served as a member of our Compensation Committee during the fiscal year 2023: Sue Ann R. Hamilton (Chair), Satjiv S. Chahil, Eric B. Singer (appointed on December 21, 2023) and Edward K. Zinser, none of who have ever been an executive officer of the Company or had or have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. Further, none of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance, Sustainability and Nominating Committee

The Corporate Governance, Sustainability and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board's effectiveness. Among other things, the Corporate Governance, Sustainability and Nominating Committee:
•develops and recommends to the Board criteria for board membership;
•identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;
•reviews candidates recommended by the Company's stockholders, if any, for election to the Board;
•reviews annually our corporate governance principles and recommends changes to the Board as appropriate;
•recommends to the Board changes to our Code of Conduct;
•oversee the process for identifying, assessing, monitoring and managing sustainability initiatives and risks;
•reviews and makes recommendations to the Board with respect to the Board's and each committee's size, structure, composition and functions;
•assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and

•oversees the process for evaluating the Board and its committees.

The Corporate Governance, Sustainability and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance, Sustainability and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. The recommendation must include the candidate's name, biographical data and qualifications.

Any such recommendation should be accompanied by:
•a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, willingness to serve as a director in accordance with our policies and bylaws;
•a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and
•a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Corporate Governance, Sustainability and Nominating Committee will evaluate director candidates recommended by stockholders, if any, based on the same criteria used to evaluate candidates from other sources. The Corporate Governance, Sustainability and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

Product Strategy and Innovations Committee

The Product Strategy and Innovations Committee provides strategic and tactical oversight, assistance and guidance to management in the development and lifecycle management of our products and technologies in support of our short- and long-term strategy and performance, and to assist in the development of our annual budget. Among other things, the Product Strategy and Innovations Committee:
•provides guidance to management in the development of a five-year product and technology roadmap with value opportunity;
•assists management in the development of tactical and strategic revenue and product opportunities to be achieved in the short-term;
•reviews and provides guidance to management with respect to the strategic fit, feasibility, market demand, and financial implication of management’s product and technology roadmap;
•reviews and provides guidance to management with respect to management’s short- and long-term budget proposals, including research and development budget and spend pertaining to management’s product and technology roadmap; and
•reviews with management, current product and technology performance, market dynamics, competitive landscape, and customer feedback, comparing to budget, aimed toward increasing short-term revenue and developing new product opportunities which may include a shift in strategic focus.

Board Composition and Diversity

The Company does not maintain a formal diversity policy for Board membership, however, the Board believes that the directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and as such is committed to be comprised of a diverse selection of individuals who bring their personal and professional experiences to bear in order to create a constructive debate of competing views and opinions in the boardroom. The Board recognizes that it is through this diversity, not only in background and experience, which the Board defines broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, and personal characteristics (including age, gender and race/ethnicity) that will help ensure that the Board best performs its oversight function and more completely represents the diversity of the Company's stockholders, associates, customers, and the communities in which we operate.

Notwithstanding this belief, in carrying out its duties of reviewing the composition of our Board, the Corporate Governance, Sustainability and Nominating Committee has developed specific selection criteria that it employs to assist in identifying candidates for potential admission to the Board with an emphasis on seeking qualified female and other diverse candidates. These criteria include, among other things, candidates possessing:

•the highest personal and professional ethics, character, integrity and values;
•the appropriate characteristics, skills, and experience in the following areas, product development/technology, operations, video services, finance, and/or sales and marketing to make a significant contribution to the Board;
•an inquisitive and objective perspective, practical wisdom and mature judgment; and
•a commitment to represent the interests of all of our stockholders, employees, customers, and the communities within which we operate, and also demonstrate a commitment to long-term service on the Board.

In addition, each director is required to notify the Chairman and the Chair of the Corporate Governance, Sustainability and Nominating Committee upon a change in principal professional responsibilities. The Corporate Governance, Sustainability and Nominating Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and we will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contribution to the Board.

Board Diversity Matrix (as of April 1, 2024)
Total Number of Directors	7

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5	—	1

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Independent Director Compensation

We compete primarily with technology companies in attracting and retaining our independent directors. The advice of our independent directors has been instrumental in our success. As noted in the overview of director backgrounds above, our current directors have deep experience in technology industries, Silicon Valley innovations and global marketing, telecommunications and subscription services TV, electronic devices manufacturing and marketing, private equity investments in technology, and internet-based consumer services and products. And each time our independent directors have been up for re-election, our stockholders have recognized their value by overwhelmingly approving their re-election.

Consistent with this technology industry context, our Board of Directors has long held the belief that its compensation for serving as a member of our Board of Directors should be closely tied to the interests of our stockholders; thus a significant portion of the independent directors' compensation is in equity. When the Compensation Committee last studied independent directors' compensation, it focused on the Company's Peer Group, which is used for assessing executive compensation. The Peer Group consists of companies in the Electronic Equipment and Instruments, Electronic Manufacturing Services, Electronic Components/Household Appliances, and Consumer Electronics industries (see page 39 below for details of the Peer Group). The Compensation Committee also considered recent developments in law, corporate governance, stockholder activism and pay practices regarding board compensation programs generally, compensation trends and best practices, competitive pay levels, stockholder view of independent director compensation practices, effects of recent legal interpretations, and proxy disclosure.

Based upon this study and the conclusions reached by the Compensation Committee, the independent directors' annual compensation for 2023 was set as follows:

1.A Board membership cash retainer equal to $50,000 ($12,500 paid quarterly);
2.A Lead Independent Director cash retainer equal to $20,000 ($5,000 paid quarterly);
3.A Committee membership cash retainer as follows:
a.Audit Committee membership - $10,000 ($2,500 paid quarterly),
b.Compensation Committee membership - $10,000 ($2,500 paid quarterly),
c.Corporate Governance, Sustainability and Nominating Committee membership - $5,000 ($1,250 paid quarterly),
d.Product Strategy and Innovations Committee membership - $10,000 ($2,500 paid quarterly);
4.A cash retainer for each committee chaired as follows:
a.Audit Committee Chair - $11,250 ($2,812.50 paid quarterly)
b.Compensation Committee Chair - $10,000 ($2,500 paid quarterly),
c.Corporate Governance, Sustainability and Nominating Committee Chair - $6,000 ($1,500 paid quarterly),
d.Product Strategy and Innovations Committee Chair - $10,000 ($2,500 paid quarterly); and
5.An award of 5,000 restricted stock units (which number of shares may be reduced when determined by the Board to be necessary and appropriate), but in no event may the dollar value of such restricted stock unit award exceed $500,000. These restricted stock units vest ratably each quarter during the fiscal year.

In addition to their annual compensation, independent directors may receive a periodic stock option grant when warranted (for example, upon their initial appointment to the Board of Directors) or to compensate them for stellar past performance or to incentivize them to continue as members of our Board of Directors.
Independent Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards(3) ($)	Total Compensation ($)
William C. Mulligan (4)	2023	81,000	49,275	—	130,275
Satjiv S. Chahil	2023	70,000	49,275	—	119,275
Sue Ann R. Hamilton	2023	75,000	49,275	—	124,275
Romulo C. Pontual	2023	63,333	49,275	—	112,608
Eric B. Singer (5)	2023	1,833	—	—	1,833
Carl E. Vogel (6)	2023	45,000	49,275	—	94,275
Edward K. Zinser	2023	81,250	49,275	—	130,525

(1)This column represents the cash compensation earned in 2023 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2023" table below.
(2)This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC. See "Additional Information about Independent Director Equity Awards" for further information related to stock awards granted in 2023.
(3)This column represents the grant date fair value of stock options granted to Class II Directors as part of their compensation. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC. See "Additional Information about Independent Director Equity Awards" for further information related to stock awards granted in 2023.
(4)Mr. Mulligan earned compensation as the Lead Independent Director for two quarters in 2023.
(5)Mr. Singer was appointed to the Board of Directors as of December 21, 2023. Mr. Singer was paid cash compensation earned in 2023 for Board and Compensation Committee service.
(6)Mr. Vogel was paid cash compensation earned in 2023 for Board and committee service related to the 2023 term prior to his resignation on October 2, 2023.

Mr. Arling, who is the Company's Chief Executive Officer and the Company's only Class I Director, received no additional compensation for his service as a director during 2023. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash During 2023

The following table provides additional information about fees earned or paid in cash to independent directors during 2023:

Name of Director	Year	Annual Retainers (2) ($)	Committee Chair Fees (1) ($)	Committee Membership Fees(3) ($)	Total ($)
William C. Mulligan	2023	60,000	6,000	15,000	81,000
Satjiv S. Chahil	2023	50,000	—	20,000	70,000
Sue Ann R. Hamilton	2023	50,000	10,000	15,000	75,000
Romulo C. Pontual	2023	50,000	5,000	8,333	63,333
Eric B. Singer	2023	1,528	—	305	1,833
Carl E. Vogel	2023	37,500	—	7,500	45,000
Edward K. Zinser	2023	50,000	11,250	20,000	81,250

(1)Mr. Mulligan, Ms. Hamilton, Mr. Pontual and Mr. Zinser chaired the Corporate Governance, Sustainability and Nominating Committee, Compensation Committee, Product Strategy and Innovations Committee and Audit Committee, respectively, in 2023.
(2)Mr. Mulligan earned compensation as the Lead Independent Director for two quarters of 2023. Mr. Singer was appointed to the Board of Directors as of December 21, 2023, and as such, his annual retainer was prorated from that date through December 31, 2023. Mr. Vogel resigned from the Board on October 2, 2023, as such his annual retainer reflects what was earned through that date.
(3)Mr. Singer was appointed to the Compensation Committee as of December 21, 2023 and, as such, his annual retainer was prorated from that date through December 31, 2023. Mr. Vogel resigned from the Board on October 2, 2023, as such his membership fee reflects what was earned through that date.

Additional Information about Independent Director Equity Awards
The following table provides additional information about equity awards made to independent directors during 2023 and outstanding awards at the end of the year:

Name of Director	Restricted Stock Unit Awards Granted During 2023 (#)	Option Awards Granted During 2023 (#)	Grant Date Fair Value of Stock and Option Awards Granted During 2023 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#)
William C. Mulligan	5,000	—	49,275	3,750	—
Satjiv S. Chahil	5,000	—	49,275	3,750	—
Sue Ann R. Hamilton (2)	5,000	—	49,275	3,750	20,000
Romulo C. Pontual (3)	5,000	—	49,275	3,750	20,000
Eric B. Singer (4)	—	—	—	—	—
Carl E. Vogel (5)	5,000	—	49,275	—	—
Edward K. Zinser	5,000	—	49,275	3,750	—

(1)Represents the grant date fair value of stock and option awards granted during 2023. This number is calculated, with respect to restricted stock units, by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded and, with respect to stock options, is based on the assumptions referred to below. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

(2)Outstanding stock options issued to Ms. Hamilton were comprised of 20,000 stock options granted on November 1, 2019 (upon her appointment to the Board of Directors) that vested ratably over a three-year period and will expire on November 1, 2029.
(3)Outstanding stock options issued to Mr. Pontual were comprised of 20,000 stock options granted on July 27, 2022 (upon his appointment to the Board of Directors) that vests ratably over a three-year period and will expire on July 27, 2032.
(4)Mr. Singer was appointed as a Board Member on December 21, 2023 with stock award grant date of January 1, 2024.
(5)Mr. Vogel resigned from the Board on October 2, 2023 and forfeited his remaining 3,750 stock awards.

Director Stock Ownership Guidelines
The Company requires each of our independent, Class II Directors to own at least $250,000 worth of our common stock (with new members having five years from the date they join the Board of Directors to meet the guidelines). These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. As of December 31, 2023, all of our independent directors satisfied the stock ownership guidelines or were on track to meet them within the required timeframe. Mr. Singer, as a new independent director, has five years from the date of joining the Board of Directors of the Company to meet these minimum requirements.

For the purposes of meeting this minimum stock ownership requirement, each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2023 of our independent directors, are set forth in the table below.

Average of Six Independent Directors
$500,000
$250,000
$0
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies
The Company has an anti-pledging policy prohibiting all independent Directors and executive officers of the Company from pledging any such stock as collateral for any loan or holding Company stock in an account that has margin debt. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Proposal 2 - Approval, on an Advisory Basis, of Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, the Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 32 and the Summary Compensation Table and supporting tables and information beginning on page 47. The Company designed its compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by its investors. The Compensation Committee strongly believes that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance. In 2023, over 81% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. Our Non-CEO NEOs, on average, received approximately 65% of their total 2023 compensation pursuant to the same annual and long-term incentives. At last year's Annual Meeting held on June 6, 2023, the say-on-pay advisory vote was overwhelmingly favorable, with approximately 83% of all shares entitled to vote voting to approve our named executive officer compensation program. At the 2023 Annual Meeting, 90% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on named executive officer compensation in our proxy materials every year at least until the next "Say on Frequency" vote, which will be no later than our 2029 Annual Meeting.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:

"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in Universal Electronic Inc.'s proxy statement."

This advisory vote on named executive officer compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future named executive officer compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL APPROVING, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 3 - Adoption and Approval of the Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan

At the 2018 Annual Meeting of Stockholders held on June 4, 2018, the stockholders adopted and approved the Company’s 2018 Equity and Incentive Compensation Plan (the “2018 Plan”). At the 2021 Annual Meeting of Stockholders held on June 8, 2021, the stockholders adopted and approved an amendment to the 2018 Plan (the 2018 Plan, as amended by the 2021 amendment, the “Current Plan”). On April 23, 2024, acting on the recommendation of the Compensation Committee, the Board of Directors unanimously adopted and approved, subject to approval by the stockholders at the Annual Meeting, the Universal Electronics Inc. Amended and Restated 2018 Plan (referred to herein as the “Amended and Restated 2018 Plan”), and is submitting the Amended and Restated 2018 Plan to stockholders for their adoption and approval at the Annual Meeting. The Amended and Restated 2018 Plan allows grants of stock options (including options intended to qualify as incentive stock options (“incentive stock options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options not intended to qualify as incentive stock options (“nonqualified stock options” and together, “options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards and cash-based awards (collectively, “awards”), any of which may be performance-based. The Board has adopted and approved the Amended and Restated 2018 Plan, subject to approval by the stockholders, to permit the Company to continue to use stock-based compensation to align stockholder and participant interests to the Company.

Summary of Material Changes from the Current Plan

The Amended and Restated 2018 Plan, if approved by the stockholders, would result in the following material changes from the Current Plan:
•An increase in the number of shares of common stock reserved and available for issuance in connection with awards under the Amended and Restated 2018 Plan by 1,000,000 shares, which would result in a new aggregate share reserve under the Amended and Restated 2018 Plan of 3,100,000 shares;
•A corresponding increase in the maximum number of shares of common stock actually issued or transferred upon the exercise of incentive stock options granted under the Amended and Restated 2018 Plan to 1,000,000 shares;
•The addition of a minimum vesting requirement for all awards granted under the Amended and Restated 2018 Plan providing that such awards generally may not vest prior to the first anniversary of the applicable grant date (other than with respect to 5% of the available share reserve and in certain other limited circumstances);
•A new limitation on the Compensation Committee’s ability to accelerate the vesting or exercisability of an award (or any portion thereof) unless explicitly provided for under the terms of an award agreement or employment or service agreement with a participant or in the event of a change in control or a participant’s death or disability;
•Awards of stock options, stock appreciation rights and cash-based awards under the Amended and Restated 2018 may not provide for dividends or dividend equivalents, and the payment of dividends or dividend equivalents prior to the vesting of any award of restricted stock or restricted stock units or other stock-based award under the Amended and Restated 2018 Plan is prohibited;
•The change in control treatment under the Amended and Restated 2018 Plan is revised to provide that, as a default and unless otherwise provided in an award agreement, awards will become fully vested or exercisable immediately prior to such change in control (with applicable performance metrics deemed satisfied at the actual level of performance for awards with stock price goals and the target level of performance for all other goals) instead of at the discretion of the Compensation Committee;
•If a participant elects to give up the right to receive compensation in exchange for shares based on fair market value, such shares will be available for future use under the Amended and Restated 2018 Plan;
•The definition of “Fair Market Value” under the Amended and Restated 2018 Plan was updated to mean the average of the high and low sales price of the common stock on a given date or such other amount determined by the Compensation Committee in good faith to be the fair market value;
•The expiration date of the Amended and Restated 2018 Plan will be 10 years from the date on which such plan is adopted by both the Board and Company’s stockholders; and
•The Amended and Restated 2018 Plan also contains certain other conforming, clarifying or immaterial changes to the terms of the Current Plan.

Why You Should Vote For the Amended and Restated 2018 Plan

The Board recommends that the Company’s stockholders approve the Amended and Restated 2018 Plan because it believes the Company’s ability to grant equity-based awards continues to be crucial in allowing the Company to effectively compete for, retain and appropriately motivate and reward key talent. It is in the long-term interest of both the Company and its stockholders to strengthen the Company’s ability to attract, motivate and retain employees, officers, and non-employee directors, consultants, and advisors and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders. The Board believes the Company’s interests are best advanced by stimulating the efforts of employees, officers, and non-employee directors, consultants, and advisors, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company.

Promotion of Good Corporate Governance Practices

The Board believes the use of stock-based incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the Amended and Restated 2018 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. Specific features of the Amended and Restated 2018 Plan that are consistent with good corporate governance practices include, but are not limited to:
•Options and SARs may not be granted with exercise or strike prices lower than the fair market value of the underlying shares on the grant date, except with respect to substitute awards as described in the Amended and Restated 2018 Plan;
•There generally may be no repricing of options or other awards without stockholder approval, including no cancellation and replacement of any outstanding option or SAR with a new option or SAR or another award or cash or amendment or modification that reduces the exercise price of an option or strike price of a SAR;
•“Liberal” share recycling is prohibited – meaning that shares used to pay the exercise price or withholding taxes related to an outstanding award will not be recycled back into the Amended and Restated 2018 Plan for future grants;
•The Amended and Restated 2018 Plan does not contain a liberal change in control definition;
•Options and stock awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the Compensation Committee, to certain family members, trusts, partnerships or limited liability companies or other transferees as approved by the Board or the Compensation Committee or provided in the award agreement evidencing the grant of the award; and
•The Compensation Committee may provide for the recoupment or forfeiture of any awards and corresponding gains if a participant has engaged in any “detrimental activity” as defined in the Amended and Restated 2018 Plan. Awards under the Amended and Restated 2018 Plan are also subject to the Company’s recently adopted Compensation and Recoupment Policy, described in the Compensation Discussion and Analysis section of this proxy statement.

Key Data

The following table includes information regarding (i) all of the Company’s outstanding equity awards (consisting only of options, restricted stock unit awards and performance stock awards) and (ii) shares available for future awards under the Company’s Current Plan, each as of April 1, 2024 (and without giving effect to the additional 1,000,000 shares requested in connection with the approval of the Amended and Restated 2018 Plan):

Total shares underlying all outstanding options	691,385
Weighted average exercise price of outstanding options	$34.50
Weighted average remaining contractual life of outstanding options	4.25 years
Total shares underlying all outstanding and unvested restricted stock awards	580,049
Adjusted shares available for future awards that may be issued under the 2018 Plan (1)	10,835

(1)On January 25, 2024, the Compensation Committee approved the issuance of 215,000 shares to our non-executive employee group which is expected to be granted prior to the Annual Meeting. As a result, the 225,835 shares available for future awards that may be issued under the 2018 Plan as of April 1, 2024 has been reduced to reflect this future grant.

Overhang. The total shares of Common Stock subject to outstanding awards as of April 1, 2024 (1,271,434 shares), plus the shares of Common Stock currently available for issuance under the Current Plan (225,835 shares), represent a total current overhang of 1,497,269 shares (11.6%), and together with the additional 1,000,000 shares requested under the Amended and

Restated 2018 Plan, would represent a total overhang percentage of 19.3% (in other words, the maximum potential straight dilution of our stockholders represented by the Amended and Restated 2018 Plan).

Burn Rate. In 2021, 2022 and 2023, we granted awards under the Current Plan covering 236,159, 400,960 and 575,580 shares of Common Stock, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three years of 13,465,000, 12,703,000, and 12,855,000, respectively, for the three-year period 2021-2023, our average yearly burn rate under the Current Plan, not taking into account forfeitures, was 3.1% (our individual years’ burn rates were 1.8% for 2021, 3.2% for 2022 and 4.5% for 2023).

Based on the closing price of a share of the Company’s Common Stock on April 1, 2024 of $10.02, the aggregate market value as of April 1, 2024 of the new 1,000,000 shares of Common Stock requested under the Amended and Restated 2018 Plan was $10,020,000.

Plan Summary

The following summary of the material terms of the Amended and Restated 2018 Plan are qualified in their entirety by reference to the complete statement of the Amended and Restated 2018 Plan, which is set forth in Appendix B to this Proxy Statement. The Amended and Restated 2018 Plan will become effective on June 11, 2024, after obtaining approval by the Company’s stockholders.

Purpose. The purpose of the Amended and Restated 2018 Plan is to continue to provide a means through which the Company may attract and retain key personnel and to provide a means whereby non-employee directors, officers, employees, consultants and advisors of the Company and its subsidiaries (the “Company Group”) can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Eligibility. Non-employee directors, executive and non-executive officers, employees, consultants and advisors of the Company Group will be eligible for awards; provided, that, incentive stock options may be granted only to employees. A written agreement between the Company and each participant will evidence the terms of each award granted under the Amended and Restated 2018 Plan other than any cash-based award. As of April 1, 2024, there were 6 non-employee directors, 6 executive officers, 29 non-executive officers, 4,422 other employees, no consultants and no other advisors eligible to receive awards. The basis for participation in the Amended and Restated 2018 Plan is being eligible and selected by the administrator to receive a grant thereunder.

Number of Shares Authorized; Limitations. Pursuant to the Amended and Restated 2018 Plan, the Company has reserved an aggregate of three million one hundred thousand 3,100,000 shares of Common Stock for issuance of awards to be granted thereunder (all of which may be issued as Incentive Stock Options), plus the number of shares of Common Stock underlying an award granted under any Prior Plan (as defined in the Amended and Restated 2018 Plan) that expires, terminates or is canceled or forfeited for any reason or settled in cash or is unearned under the terms of the applicable Prior Plan. This is an increase of 1,000,000 shares over the amount authorized under the Current Plan. Each year, each participant who is a non-employee director will be granted an award covering the lesser of (i) 5,000 shares of Common Stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate) or (ii) shares of Common Stock with an aggregate maximum value at the date of grant of $500,000 (the “Annual Award”). In addition to the Annual Award, as an inducement to commence service with the Company as a non-employee director or, from time to time, to reward extraordinary service rendered by an existing non-employee director, a participant who is or becomes a non-employee director may be granted awards of options covering up to 20,000 shares of Common Stock.

If any award granted under the Amended and Restated 2018 Plan expires unexercised, is canceled, forfeited, settled in cash or unearned, shares of our Common Stock subject to such award will again be made available for future grants. Use of shares of Common Stock to pay the required exercise price or tax obligations, or shares not issued in connection with settlement of an option or SAR, reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option, or that are used or withheld to satisfy tax obligations of the participant will not be available again for other awards under the Amended and Restated 2018 Plan. If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will be available again for awards under the Amended and Restated 2018 Plan. In general, any fractional shares due on exercise or payment in respect of an award will be settled in cash.

In general, awards granted under the Amended and Restated 2018 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable date of grant; provided, that the following awards shall not be subject to such minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted as provided under the Amended and Restated 2018 Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable date of grant and the next annual meeting of the shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of the shareholders; and (iv) additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance. This minimum vesting provision, however, shall not preclude the Compensation Committee from (x) providing for continued vesting or accelerated vesting for any award upon certain events, including, without limitation, in connection with or following a participant’s death, disability, or a change in control, or (y) exercising its authority to amend any terms of, or alter, suspend, discontinue, cancel or terminate any award as provided in the Amended and Restated 2018 Plan.

Following the grant date of an award, the Compensation Committee shall not accelerate the vesting or exercisability of all or any portion of an award, unless (i) explicitly provided under the terms of an award agreement, (ii) explicitly provided under the terms of an employment or service agreement with a participant, or (iii) in connection with a change in control or a participant’s death or disability.

Administration. The Compensation Committee will administer the Amended and Restated 2018 Plan. Among other responsibilities, the Compensation Committee will select participants and determine the type of awards to be granted to participants, the number of shares of Common Stock to be covered by awards and the terms and conditions of awards, interpret the Amended and Restated 2018 Plan and awards granted thereunder, establish, amend, suspend or waive rules and may accelerate the vesting or exercisability of, or the lapse of restrictions on, awards, and make any other determination and take any other action that it deems necessary or desirable to administer the Amended and Restated 2018 Plan.

Amendment or Termination. Unless earlier terminated, the expiration date of the Amended and Restated 2018 Plan will be the tenth (10th) anniversary of the date such plan is approved by both the Board and the Company’s shareholders; provided, however, that such expiration shall not affect awards then outstanding, and the terms and conditions of the Amended and Restated 2018 Plan shall continue to apply to all such awards. The Board may amend or terminate the Amended and Restated 2018 Plan at any time; provided, that, no such amendment or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Amended and Restated 2018 Plan and that any such amendment or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary. The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, amend or terminate, any award granted under the Amended and Restated 2018 Plan or the associated award agreement; provided, that, any such amendment or termination that would materially and adversely affect the rights of any participant with respect to any award granted under the Amended and Restated 2018 Plan will not to that extent be effective without the consent of the affected participant and that, in general, without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR, another award or cash and (iii) the Compensation Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

Options. The Compensation Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. All options granted under the Amended and Restated 2018 Plan will be nonqualified stock options unless the award agreement states that the option is an incentive stock option. Non-employee directors, officers, employees, consultants and advisors may be granted nonqualified stock options, but only employees may be granted incentive stock options. The Compensation Committee will determine the exercise price of options granted under the Amended and Restated 2018 Plan. Subject to certain exceptions, the exercise price of an incentive or nonqualified stock option shall be at least 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of the Common Stock subject to the option on the date the option is granted. The Compensation Committee will determine, in its sole discretion, the terms of each option (the “option period”). Options may not be exercisable for more than ten years from the date they are granted (five years in the case of an incentive stock option granted to a more than 10% stockholder). Options may not provide for any dividends or dividend equivalents thereon.

Acceptable consideration for the purchase of the Common Stock issued upon the exercise of an option and the payment of any taxes due upon any such exercise will include cash, check, cash equivalents and/or shares of the Common Stock (or attestation thereof), and the Compensation Committee may permit other forms of consideration, including (1) a broker-assisted cashless exercise or (2) a reduction of the number of shares deliverable upon exercise. Any fractional amounts will be settled in cash.

Stock Appreciation Rights/SARs. The Compensation Committee may, in its discretion, grant SARs to participants. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the Common Stock’s appreciation over a period of time in excess of the fair market value of a share of the Common Stock on the date of grant of the SAR. The Company will pay such amount in cash, in shares of Common Stock valued at fair market value at the time of such payment, or any combination, as determined by the Compensation Committee. Any fractional shares of Common Stock shall be settled in cash. SARs may be granted alone or in tandem with options and may be settled in cash, stock or a combination thereof. If a SAR is granted in tandem with an option, the SAR will become exercisable and will expire according to the same vesting schedule and expiration provisions as such option. A SAR granted independent of an option will become exercisable and will expire in such manner and on such date(s) as determined by the Compensation Committee, not to exceed ten years (the “SAR period”). The Compensation Committee will determine, in its sole discretion, the terms of each SAR. SARs may not provide for any dividends or dividend equivalents thereon.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may, in its discretion, grant restricted stock and/or restricted stock units (a hypothetical account that is paid in the form of shares of Common Stock or cash or a combination of both) to participants. The Compensation Committee will determine, in its sole discretion, the terms of each restricted stock and restricted stock unit award. Subject to the terms of the award, the recipients of restricted stock generally will have the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock. Dividends, if any, that may have been withheld by the Compensation Committee and attributable to any particular share of restricted stock or restricted stock units will be distributed to the participant in cash or shares of Common Stock, contingent upon the release of the restrictions applicable to such award. If a restricted stock or restricted stock unit award is forfeited, the participant will have no right to such dividends. For the avoidance of doubt, any dividends or other distributions on restricted stock or restricted stock units will be deferred until, and paid contingent upon, the vesting of such restricted stock or restricted stock units.

Upon the grant of a restricted stock award, the shares underlying the award will be registered in the name of the participant. Unless otherwise provided by the Compensation Committee in an award agreement or otherwise, restricted stock units will generally be settled in shares of Common Stock. However, the Compensation Committee will have discretion to pay restricted stock units, upon settlement, in cash, shares of Common Stock or a combination thereof. The Compensation Committee may also elect to defer the delivery of such shares of Common Stock or cash or combination of the two.

Other Stock-Based Awards. The Compensation Committee, in its discretion, may award unrestricted shares of Common Stock, or other awards denominated in Common Stock, to participants either alone or in tandem with other awards. The Compensation Committee will determine, in its sole discretion, the terms of each other stock-based award not inconsistent with the terms of the Amended and Restated Plan. The Compensation Committee may authorize the payment of dividend equivalents on other stock-based awards on a deferred and contingent basis, but any such dividend equivalents or other distributions on shares of Common Stock underlying other stock-based awards will be deferred until, and paid contingent upon, the vesting of such awards.

Other Cash-Based Awards. The Compensation Committee may award other cash-based awards that are denominated or payable in cash to participants, either alone or in tandem with other awards. The Compensation Committee will determine, in its sole discretion, the terms of each other cash-based award not inconsistent with the terms of the Amended and Restated Plan. Cash-based awards granted under the Amended and Restated 2018 Plan may not provide for any dividends or dividend equivalents.

Adjustments in Capitalization. In general, in the event of (1) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock of the Company or other securities of the Company or other similar corporate transaction or event (including, without limitation, a “change in control” (as defined in the Amended and Restated 2018 Plan)) that affects the shares of the Common Stock, (2) unusual or nonrecurring events (including, without limitation, a “change in control”) affecting any member of the Company Group or the financial statements of any member of the Company Group, or (3) changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, necessary or appropriate equitable adjustments (as determined by the Compensation Committee) will be made, including to the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the Amended and Restated 2018 Plan or any other limit applicable under the Amended and Restated 2018 Plan with respect to the number of awards which may be granted under the Amended and Restated 2018 Plan, and the terms of any outstanding award, including the number of shares of Common Stock or other securities of the

Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, the exercise or strike price with respect to any award or any applicable performance measures. In addition, the Compensation Committee may provide for a substitution or assumption of awards, the acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or provide for a period of time for exercise prior to the occurrence of such event or cancel any award and cause a payment (in cash, shares of Common Stock, other securities, other property or any combination thereof) to be made to the award holders equal to the value of such awards, if any, as determined by the Compensation Committee.

Change in Control. Except to the extent otherwise provided in an award agreement, in the event of a “change in control,” the Compensation Committee shall take the following actions with respect to all outstanding awards: (1) all options and SARs shall become immediately exercisable as of immediately prior to the “change in control,” (2) any awards of restricted stock, restricted stock units, other stock-based awards and cash-based awards shall become vested immediately prior to the “change in control,” (3) any performance criteria will be deemed satisfied at the actual level of performance for stock price goals and at the target level of performance for all other performance goals, and (4) any deferred awards shall be settled as soon as practicable, to the extent permitted under Section 409A of the Code.

Section 409A. The Amended and Restated 2018 Plan and the awards that may be granted thereunder are intended to comply with or be exempt from Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent; provided, that, neither the Company, any affiliates, the Board, the Compensation Committee nor any other party guarantees such compliance or exemption and no such party shall have any liability to any participant if an award intended to comply with or be exempt from Section 409A of the Code does not comply with or is not exempt from Section 409A of the Code as intended.

Transferability. Awards will generally not be transferable, but all awards will be transferable upon the participant’s death by will or the laws of descent and distribution. The Compensation Committee may permit awards, other than incentive stock options, to be transferred to the participant’s family members, a trust solely for the benefit of the participant or his or her family members, a partnership or limited liability company whose only partners or stockholders are the participant or his or her family members, or any other transferee as may be approved by the Board or the Compensation Committee. Designating a beneficiary will not be considered a transfer.

Withholding. A participant shall be required to pay to any member of the Company Group, and any member of the Company Group shall have the right and is hereby authorized to withhold, from any cash or shares of Common Stock deliverable under any award or from any compensation or other amounts owed to a participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an award, its exercise, or any payment or transfer under an award and to take such other action as may be necessary in the opinion of the Compensation Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. The Compensation Committee may, in its sole discretion, permit a participant to satisfy, in whole or in part, the foregoing withholding liability by (i) the delivery of shares of Common Stock owned by the participant or (ii) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the award a number of shares with a fair market value equal to such withholding liability.

Detrimental Activity; Clawback. If a participant engages in any “detrimental activity” pursuant to Section 15(v) of the Amended and Restated 2018 Plan as determined by the Compensation Committee, the Compensation Committee may (i) cancel any or all of the participant’s outstanding awards or (ii) provide that the participant will forfeit and promptly repay any gain realized on vesting or exercise of an award. Detrimental activity generally includes the participant’s (1) unauthorized use, disclosure or dissemination of confidential information or trade secrets pertaining to the business of any member of the Company Group; (2) engaging in activity that would be grounds to terminate the participant’s employment or service with any member of the Company Group for cause; or (3) breach any restrictive covenant by which such participant is bound. Awards under the Amended and Restated 2018 Plan shall also be subject to recoupment to the extent necessary to comply with the Company’s Compensation Recoupment Policy, as described in the Compensation Discussion and Analysis section of this proxy statement, and any other applicable law.

No Right to Continued Employment. The Amended and Restated 2018 Plan does not give any participant any right to be retained in the employ or service of any member of the Company Group. Any member of the Company Group may at any time dismiss a participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Amended and Restated 2018 Plan, unless otherwise expressly provided in the Amended and Restated 2018 Plan or any award agreement.

Government and Other Regulations. The obligation of the Company to settle awards in Common Stock or other consideration is subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company is under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an award unless such shares have been properly registered for sale pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.

Federal Income Tax Treatment

The following is a general summary of certain U.S. federal income tax consequences of certain types of awards under the Amended and Restated 2018 Plan. The summary does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), and does not explain the state and local or any foreign tax treatment. The state and local tax treatment may vary from the U.S. federal income tax treatment. The following is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The law is technical and complex, and the summary below is general in nature. The following is not considered as tax advice to any persons who may be participants in the Amended and Restated 2018 Plan and participants are advised to consult their tax counsel as to the tax consequences of a particular transaction under the Amended and Restated 2018 Plan.

Incentive Stock Options. A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares and the Company cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied. The participant is required to notify the Company in writing immediately after the date the participant makes a disqualifying disposition. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess (if any) of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares and the Company is entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option, but normally will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. A participant will later also recognize a capital gain to the extent that the amount realized from the sale of the shares acquired pursuant to the exercise of the nonqualified stock option exceeds the participant’s basis in the shares.

Stock Appreciation Rights/SARs. A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR, but normally will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes.

Restricted Stock Awards. Generally, a participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting.” The taxable income will be equal to the fair market value of the shares of restricted stock when they vest and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date. If the participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the shares of restricted stock after the award is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.

Restricted Stock Units/RSUs; Other Awards. A participant who is granted an RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the value of the stock that the participant receives on settlement and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. Other stock-based or cash awards will generally be subject to the same tax treatment as RSUs, described above, depending on the terms of the awards.

Company Deduction and Section 162(m). Section 162(m) of the Code generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to certain “covered employees” unless certain exceptions are met, such as, historically, the exception for qualified performance-based compensation. Pursuant to the Tax Cuts and Jobs Act of 2017 as of January 1, 2018, the exception under Code Section 162(m) for qualified performance-based compensation was eliminated and the Company no longer intends to award compensation that qualifies for this exception.

New Plan Benefits

Other than as described below with respect to non-employee director awards to be granted in 2024, the benefits that will be awarded or paid under the Amended and Restated 2018 Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Based upon past grants under the Company’s previous plans, including the Current Plan, it is the Company's expectation that the Amended and Restated 2018 Plan should be sufficient to cover benefits awarded or paid to participants for the next two to three years. Information about awards granted in prior fiscal years under the Company’s previous plans to the Company’s named executive officers may be found in the Compensation Discussion and Analysis section of this proxy statement and in the Existing Plan Benefits table below.

Amended and Restated 2018 Plan
Name and Position	Dollar Value ($)	Number of Units (#)
Paul D. Arling (Chairman & Chief Executive Officer)	—	—
Bryan M. Hackworth (Chief Financial Officer & Senior Vice President)	—	—
Ramzi S. Ammari (Senior Vice President, Corporate Planning and Strategy)	—	—
Richard K. Carnifax (Senior Vice President, Global Operations)	—	—
David Chong (Executive Vice President, Global Sales)	—	—
Executive Officer Group	—	—
Non-Executive Director Group (1)	300,600	30,000
Non-Executive Employee Group	—	—
(1)The “Dollar Value” represents the estimated aggregate value of the awards for 6 non-employee directors listed in the “Number of Units” column (using an assumed value of $10.02 per share, which was the closing price of the Company’s common stock on April 1, 2024). Under the terms of the Amended and Restated 2018 Plan, the dollar amount of the annual director awards is capped at $500,000 per director.

Existing Plan Benefits

As of April 1, 2024, the following aggregate numbers of option and RSU grants (not taking into account forfeitures) have been made under the Current Plan to the persons and categories of persons identified below:

Name and Position	Number of Shares Subject to Stock Options Granted (#)	Number of RSUs Granted (#) (1)
Paul D. Arling (Chairman & Chief Executive Officer)	366,235	223,340
Bryan M. Hackworth (Chief Financial Officer & Senior Vice President)	115,760	103,464
Ramzi S. Ammari (Senior Vice President, Corporate Planning and Strategy)	97,280	88,065
Richard K. Carnifax (Senior Vice President, Global Operations)	18,465	46,861
David Chong (Executive Vice President, Global Sales)	19,455	61,050
Executive Officer Group	675,215	571,923
Non-Executive Director Group	40,000	190,625
Non-Executive Employee Group	19,455	770,432
Each nominee for election as a director:
Paul D. Arling	366,235	223,340
William C. Mulligan	—	30,000
Satjiv S. Chahil	—	30,000
Sue Ann R. Hamilton	20,000	23,333
Romulo C. Pontual	20,000	9,639
Eric B. Singer	—	2,653
Edward K. Zinser	—	30,000
(1)Includes performance-based RSUs at target level.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Amended and Restated 2018 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended and Restated 2018 Plan by our stockholders.

Vote Required and Board Recommendation

Amendment to our 2018 Equity and Incentive Compensation Plan requires the affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3 RELATING TO THE ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED 2018 EQUITY AND INCENTIVE COMPENSATION PLAN

Equity Compensation Plan Information (as of December 31, 2023)

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	901,457	$38.78	336,566
Equity compensation plans not approved by security holders	—	—	—
Total	901,457	$38.78	336,566

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers ("NEOs") in 2023:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Ramzi S. Ammari	Senior Vice President, Corporate Planning and Strategy
Richard K. Carnifax	Senior Vice President, Global Operations
David Chong	Executive Vice President, Global Sales

Pay for Performance

Our compensation programs and practices are designed to help recruit, retain and motivate key executives so that they may deliver the successful operating, financial and stockholder value performance expected by our investors.

Performance-Based Compensation

The Compensation Committee believes that our compensation program and practices are consistent with industry standards and the competitive market in which we operate and is generally aimed at supporting achievement of our operating success and performance for stockholders over the years. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our named executive officers' total compensation is tied to the Company's financial or long-term stock price performance.

In 2023, over 81% of our CEO's total target compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other named executive officers, on average, received approximately 65% of their total 2023 target compensation in the same annual and long-term incentives.

CEO 2023 Target Compensation

Other : 0.6%
Base Salary : 18.5%
Target Bonus : 18.5%
Long-Term Equity: 62.4%

Other Named Executive Officers 2023 Target Compensation

Other : 1.3%
Base Salary: 33.6%
Long-Term Equity : 45.6%
Target Bonus: 19.5%

The Compensation Committee strongly believes that executive compensation pay opportunities and pay actually realized should be tied to Company performance on an absolute basis, relative to similar technology companies and on competitive pay standards. In addition, realized executive pay should be tied to performance in two key ways: (1) the Company's operating and financial performance and (2) the return to stockholders over time.

Operating Performance

Historically, we have operated in a highly competitive environment. This past year was no different. It was also a year in which we continued to be impacted by supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products and technologies that we believe will drive improved results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2019	2020	2021	2022	2023
Net Sales	$753.5	$614.7	$601.6	$542.8	$420.5
Net Income (Loss)	$3.6	$38.6	$5.3	$0.4	$(98.2)
Diluted Earnings (Loss) per Share	$0.26	$2.72	$0.39	$0.03	$(7.64)
Cash Flow from Operations	$85.3	$73.4	$40.3	$10.9	$25.2
Gross Margin %	22.6%	28.7%	28.8%	28.1%	23.2%
Operating Margin %	2.0%	6.1%	3.9%	2.7%	(20.3)%
Return on Average Assets	0.6%	7.2%	1.0%	0.1%	(22.8)%
Closing Y/E Stock Price	$52.26	$52.46	$40.75	$20.81	$9.39

Over the five-year period from 2019 to 2023, the Company has generated $235.1 million in cash flow from operations.

Key strategic initiatives and related achievements for 2023 are listed below:

Strategic Initiatives	Related Achievements
Increase new product development efforts in high-growth HVAC OEM channel to grow our market penetration with existing customers and acquire new customers with the goal of achieving market share leadership in climate control channel within two years.	More than ten customer-initiated climate control products currently in development with major OEM brands as well as integration partners.

Product roadmap expansion to include four new product extensions and two new accessories, including wireless bridges with built-in indoor Air Quality (iAQ) monitoring and air purifier control (IR).
Broaden our home control and home automation product solutions with the aim of acquiring new customers that represent market share leaders in their respective channels and regions.	Developed and launched new smart home wireless control solutions for security, motorized shades and smart lighting applications.

Introduced four white-label, smart home hubs with integrated wireless protocol technologies including Matter® for channel specific use case. Hubs are compatible with the UEI Aspen line of sensors including motion, temperature and door/window sensors.
Expand our software and service platform, QuickSet, to deliver a complete smart entertainment and smart home managed service platform.	Released 6th generation Cloud software that blends smart home with video entertainment use cases to drive increased user engagement and personalization leveraging service and content discovery including whole home Audio-Video casting across any device in the home.
Invest in creating sustainable technology solutions that offer product differentiation across our global product portfolio.	Launched Eterna and Eterna XLR remote control platforms that rely on built-in energy harvesting capabilities and introduced an innovative batteryless remote control that utilizes a hybrid supercapacitor for energy storage.
Explore and expand product offerings in our core subscription broadcasting channel beyond traditional entertainment remote controls.	Expanded our software suite to include a Matter-certified, Smart Home dashboard that can run on any entertainment platform in the home; a Virtual Agent for device on-boarding and troubleshooting and a technical support embedded software for remote access and control and simple consumer hand-off.
Seek acquisitions or strategic partners that complement and strengthen our existing business.	Our focus this year has been on organic growth through internal new product and technology developments. This strategy may be re-visited when funds are available to pursue inorganic growth opportunities.
Expedite our long-term factory planning strategy to optimize our manufacturing footprint and reduce our manufacturing concentration in the People's Republic of China.	We closed our southwestern China factory in September after having gained confidence our newly formed Vietnam facility was operating at the required level of efficiency.

Progress to-date at the Vietnam factory has met or exceeded our expectations, and we expect additional operational efficiencies to be achieved as it continues to scale.

Return to Stockholders

The following graph and table compares the cumulative total stockholder return ("TSR") with respect to our common stock versus the cumulative total return of the Standard & Poor's Small Cap 600 (the "S&P Small Cap 600"), the NASDAQ Composite Index and the Peer Group Index shown below for the five-year period ended December 31, 2023. The comparison assumes that $100 was invested on December 31, 2018 in each of our common stock, S&P Small Cap 600, the NASDAQ Composite Index and the Peer Group Index and that all dividends were reinvested. We have not paid any dividends and, therefore, our cumulative total return calculation is based solely upon stock price appreciation and not upon reinvestment of dividends. The graph and table depicts year-end values based on actual market value increases and decreases relative to the initial investment of $100, based on information provided for each calendar year by the NASDAQ Stock Market and the New York Stock Exchange.

Comparison of Stockholder Returns of Universal Electronics Inc., S&P Small Cap 600 Index, the NASDAQ Composite Index and the Peer Group Index

300
250
200
150
100
50
0
12/31/18
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23
Universal Electronics Inc.
S&P Small Cap 600 Index
NASDAQ Composite Index
Peer Group Index

	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023
Universal Electronics Inc.	$100	$207	$208	$161	$82	$37
S&P Small Cap 600 Index	$100	$121	$132	$166	$137	$156
NASDAQ Composite Index	$100	$135	$194	$236	$158	$226
Peer Group Index (1)	$100	$121	$200	$186	$139	$186

(1) Companies in the Peer Group Index are as follows: Dolby Laboratories, Inc.; Logitech International S.A.; VOXX International Corp.; and Xperi Corporation (formerly TiVo Corporation).

Alignment between Executive Pay and Company Performance

The Compensation Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company's executive compensation program included many features designed to maintain this alignment, while also protecting the Company against inappropriate risk taking and conflicts among the interests of the Company, its stockholders and its executives.

As explained above, approximately 81% of our CEO's total 2023 target compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. The following chart, which is provided as a supplemental disclosure and not as a substitute for the required Pay Versus Performance disclosure later in the proxy statement, shows the historical alignment between our Chief Executive Officer's total annual compensation ("CEO Annual Compensation") and the Company's performance (measured as TSR) for the past five years.

CEO Annual Compensation for each year is the sum of salary received, actual annual incentive earned, all other compensation received (as set forth in the Summary Compensation Table), and year-end values of equity awards granted during the year. Equity award balances are valued at the year-end closing price of the Company's stock in the respective year of grant and include restricted stock units and "in-the-money" stock options. TSR reflects the stock price appreciation or declines since year-end 2018, and is shown as the percentage that the stock price at the end of each year shown represents compared to the stock price at the end of 2018.

The Compensation Committee believes that the relationship of our CEO Annual Compensation to Total Stockholder Return demonstrates effective pay for performance in our executive compensation program.

CEO Annual Compensation and Company TSR Performance

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Compensation in Thousands
240%
200%
160%
120%
80%
40%
0%
TSR Percentage
2019 Actual
2020 Actual
2021 Actual
2022 Actual
2023 Actual
CEO Annual Compensation
TSR

Pay Decisions

The Compensation Committee makes decisions for the named executive officer base salary and long-term incentive grants in January each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our prior year performance, our expectations for current year results, input from Pay Governance LLC, and guidance from other sources, the Compensation Committee made the following decisions related to compensation for NEOs in 2023:
•Messrs. Carnifax and Chong received an increase to their respective base salaries.
•Based on Company performance and our incentive plan funding schedule, no annual incentives were paid to our Chief Executive Officer and our Non-CEO NEOs for 2023 (please see the 2023 Performance Incentive Plan calculation chart on page 43).
•Made annual grants of stock options and restricted stock units on February 9, 2023 and May 23, 2023 at grant values that represented an increase of 33% for our Chief Executive Officer and 30% for certain of our Non-CEO NEOs over 2022 grants. See also table contained in the section titled "Long Term Incentives" on page 43.

Historically the equity portion of the executive compensation program included a grant of stock options. For 2024 awards, the Compensation Committee has modified this equity portion of the compensation plan for the CEO and Non-CEO NEOs by removing grants of stock options and replacing them with grants of performance-based stock units that generally vest subject to both the applicable NEO’s continued employment and the achievement of certain performance criteria set by the Compensation Committee. This change was made by the Compensation Committee with the intention to more closely align executive equity grants with stockholder interests.

Say on Pay

At our 2023 Annual Meeting, approximately 83% of our shares entitled to vote cast a vote to approve our named executive officer compensation. The Compensation Committee was pleased with this favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee did not make any changes as a direct result of this vote and decided to retain the core design of our executive compensation programs for the remainder of 2023, as it believes the programs continue to attract, retain and appropriately incent senior management.

We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.

In addition, at our 2023 Annual Meeting, 90% of the votes cast were in favor of holding future advisory votes to approve named executive officer compensation every year. Accordingly, we will include an advisory vote on named executive officer compensation in our proxy materials every year at least until the next "Say on Frequency" vote, which will be no later than our 2029 Annual Meeting.

Summary of Executive Compensation Practices

Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.

Corporate Governance and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following executive compensation practices for 2023:
•Pay for performance by tying the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.
•No back-dating or repricing stock options.
•No defined benefit pension plan.
•No supplemental executive retirement plan.
•No tax gross-ups on employee benefits or perquisites (except as grandfathered in per Mr. Arling's Employment Agreement and per Salary Continuation Agreements to certain of our other executive officers).
•Competitive and reasonable post-employment and change in control provisions.
•Subject executives to stock ownership guidelines.
•Subject executives to clawback requirements.
•Prohibit executives from holding Company stock in margin accounts or pledging such stock as collateral for loans.
•Monitor potential risks relating to the Company's compensation policies and practices.
•Committee retention of an independent compensation consultant.

Philosophy and Overview of Our Compensation Program

This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.

Philosophy and Objectives

The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:
•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our executives have a combined total of approximately 125 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals or increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate to achieve sustainable growth in the value of Company.

•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Program Overview

Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our executives located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary increases or reductions in awards as deemed appropriate.

Long-term incentives	Align interests of executives with those of stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.

How We Make Pay Decisions

This section describes the participants and process for setting executive compensation at the Company.

Role of Chief Executive Officer in Setting Compensation

Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.

The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Compensation Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Compensation Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other named executives. Throughout the process, the Compensation Committee also considers input from our independent compensation consultant as it deems necessary and advisable.

Compensation Consultant

The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In late 2022, the Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance LLC advised the Company with respect to compensation trends and best practices, stockholder view of compensation practices, and proxy disclosure. Since the Committee retained the core design of our last year’s executive compensation program, the Committee did not request Pay Governance LLC to conduct a detailed review and analysis of our executive compensation program, rather the Committee requested advice and counsel with respect to levels of specific components of the program, which included industry and peer group median pay benchmarking. In addition, the Committee sought and obtained guidance from other sources as it deemed appropriate. While our adviser periodically consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management.

The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC. In reaching these conclusions, the Compensation Committee also considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Peer Group

The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our named executive officers in order to attract and retain top executive talent. The compensation peer group (the "Peer Group") allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our NEOs and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.

The Compensation Committee reviews and approves the Peer Group each year. The Peer Group was revised for 2023 to better align with our lines of business and company size. As such, Littlefuse, Inc. and Kimball Electronics, Inc. were removed from the existing Peer Group and Alarm.com Holdings, Arlo Technologies, Bel Fuse Inc., InterDigital, Inc., Knowles Corporation, Vishay Precision Group, Inc., VOXX International Corporation and Xperi Inc. were added.

The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2023 Executive Compensation Peer Group

Electronic Equipment and Instruments	Electronic Components/ Household Appliances	Electronic Manufacturing Services	Application Software	Consumer Electronics	Systems Software
Arlo Technologies	Bel Fuse Inc.	CTS Corporation	Alarm.com Holdings, Inc.	GoPro, Inc.	Dolby Laboratories, Inc.
Cognex Corporation	Coherent, Inc.	Methode Electronics, Inc.	InterDigital, Inc.	VOXX International Corporation	Xperi Inc.
Daktronics Inc.	iRobot Corporation
FARO Technologies, Inc.	Knowles Corporation
Novanta Inc.	Rogers Corporation
OSI Systems, Inc.
Vishay Precision Group, Inc.

The 20 companies in the Peer Group generally had 2023 revenue, market capitalization and total enterprise value (as of December 31, 2023) in a relevant range around those of the Company as set forth below.

(in millions)	Revenue	Market Capitalization	Industry
Company
Coherent Corp.	$1,823	$4,868	Electronic Components
Dolby Laboratories, Inc.	$1,300	$8,193	Systems Software
OSI Systems, Inc.	$1,278	$2,192	Electronic Equipment and Instruments
Methode Electronics, Inc.	$1,180	$809	Electronic Manufacturing Services
GoPro, Inc.	$1,005	$528	Consumer Electronics
Rogers Corporation	$908	$2,459	Electronic Components
iRobot Corporation	$891	$1,078	Household Appliances
Alarm.com Holdings, Inc.	$882	$3,230	Application Software
Novanta Inc.	$882	$6,031	Electronic Equipment and Instruments
Cognex Corporation	$838	$7,185	Electronic Equipment and Instruments
Daktronics, Inc.	$754	$392	Electronic Equipment and Instruments
Knowles Corporation	$708	$1,617	Electronic Components
Bel Fuse Inc.	$640	$848	Electronic Components
CTS Corporation	$550	$1,363	Electronic Manufacturing Services
InterDigital, Inc.	$550	$2,790	Application Software
VOXX International Corporation	$534	$242	Consumer Electronics
Xperi Inc.	$521	$479	Systems Software
Arlo Technologies, Inc.	$491	$901	Electronic Equipment and Instruments
Universal Electronics Inc.	$420	$122	Consumer Electronics
FARO Technologies, Inc.	$359	$427	Electronic Equipment and Instruments
Vishay Precision Group, Inc.	$355	$461	Electronic Equipment and Instruments
Peer Group Median	$754	$1,078
Data source: Standard & Poor's Capital IQ.

Setting Executive Compensation for 2023

In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the named executives' current level of compensation as the starting point. Decisions to change compensation consider:
•the scope and complexity of the functions each executive oversees;
•the contribution of those functions to our overall performance;
•individual capability and maturity in role;
•individual performance;
•role criticality and difficulty to replace the executive; and
•compensation practices of our peers, including members of our Peer Group.

The Chief Executive Officer assesses individual performance of each other named executive against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:

•results on key financial metrics;
•achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;
•advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;
•achieving operational goals in areas such as productivity, efficiency and risk management;
•improving organizational excellence through employee practices and organization structure; and
•support of Company values such as integrity and high ethical standards.

The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other named executives. The overall rating indicates the warranted placement of the individual named executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).

Competitive market ranges are based on benchmark pay data for comparable positions which the Compensation Committee obtained, in part, from Pay Governance LLC's analysis. For an individual named executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.

2023 Total Direct Compensation Opportunity

Based on the Compensation Committee's review, the 2023 Total Direct Compensation opportunities of our NEOs were:

Executive	Base Salary	Target Annual Incentive as a % of Base Salary	Target Cash (Base Salary + Annual Incentives)	Long-Term Incentives	Target Total Direct Compensation
Paul D. Arling	$830,000	100%	$1,660,000	$2,800,000	$4,460,000
Bryan M. Hackworth	$400,000	70%	$680,000	$800,000	$1,480,000
Ramzi S. Ammari	$400,000	60%	$640,000	$700,000	$1,340,000
Richard K. Carnifax	$302,300	50%	$453,300	$400,000	$853,300
David Chong	$367,140	50%	$551,140	$95,000	$646,140

Elements of Named Executive Compensation

We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.

Base Salary

We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, peer group studies and market competitiveness. During 2023, Messrs. Carnifax and Chong received base salary increases of 17.8% and 10.7%, respectively. These increases were made to more closely align their base salaries to the median salaries per the compensation study.

Executive	2023 Base Salary	2022 Base Salary	Percent Change
Paul D. Arling	$830,000	$830,000	0.0%
Bryan M. Hackworth	$400,000	$400,000	0.0%
Ramzi S. Ammari	$400,000	$400,000	0.0%
Richard K. Carnifax	$302,300	$256,600	17.8%
David Chong	$367,140	$331,755	10.7%

Annual Incentives

Our executives participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the named executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.

In 2023, the Performance Incentive Plan payment for named executives was determined in two steps. First, the Preliminary Annual Incentive was calculated using the following formula:

Base Salary x Target Annual Incentive % x Company Performance Factor = Preliminary Annual Incentive

The Preliminary Annual Incentive may be modified in the discretion of the Compensation Committee in consideration of individual performance.

Company Performance Factor. For 2023, the Compensation Committee selected Adjusted Non-GAAP Diluted Earnings per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Adjusted Non-GAAP Diluted EPS is a reflection of the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Adjusted Non-GAAP Diluted EPS to value the Company.

Given the challenging economic environment and after taking into consideration that the actual Adjusted Non-GAAP Diluted EPS for 2022 was $2.56, the Compensation Committee established an Adjusted Non-GAAP Diluted EPS of $3.00 for Performance Incentive Plan funding at target levels for 2023. In the course of determining the Adjusted Non-GAAP Diluted EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2023 Adjusted Non-GAAP loss per share of $0.18 resulted in a Company Performance Factor of 0% (as shown below) and therefore no annual incentives were paid under the Performance Incentive Plan.

Adjusted Non-GAAP diluted earnings (loss) per share may be found in our press releases related to our quarterly and annual earnings releases and excludes the following items:

•Amortization and depreciation expense relating to acquired assets;
•Stock-based compensation;
•Excess manufacturing overhead and factory transition costs;
•Impairment of fixed assets;
•Impairment of goodwill;
•Factory restructuring costs;
•Adjustments to acquired tangible assets;
•Amortization of acquired intangible assets;
•Litigation costs;
•Foreign currency gains and losses; and
•Tax effects of the above adjustments.

The following table shows the percentage of target funding for the various levels of performance and shows, for each NEO, the amount of his annual incentive as a percentage of base salary paid at each performance level:

	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Diluted Earnings (Loss) per Share (1)	$2.90	$3.00	$3.30	$(0.18)
Percent of Target Funding	50%	100%	200%	0%
Paul D. Arling	50%	100%	200%
Bryan M. Hackworth	35%	70%	140%
Ramzi S. Ammari	30%	60%	120%
Richard K. Carnifax	25%	50%	100%
David Chong	25%	50%	100%
(1)Adjusted Non-GAAP Diluted Earnings (Loss) per share targets are inclusive of Performance Incentive Plan amounts funded.

Individual Performance Factor. The Compensation Committee also evaluates individual performance in determining the final incentive awards for our named executives. In making this evaluation, the Chief Executive Officer provides his assessment of the other executives as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Named Executive Compensation."

The 2023 Performance Incentive Plan award calculations for our NEOs are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating (1)	Actual Annual Incentive Award
Paul D. Arling	$830,000	100%	$830,000	0%	N/A	$—
Bryan M. Hackworth	$400,000	70%	$280,000	0%	N/A	$—
Ramzi S. Ammari	$400,000	60%	$240,000	0%	N/A	$—
Richard K. Carnifax	$302,300	50%	$151,000	0%	N/A	$—
David Chong	$367,140	50%	$184,000	0%	N/A	$—

(1)     Since the Company Performance Factor was zero (0), there were no incentive awards given, thus no need to provide an Individual Performance Rating.

Long-Term Incentives

The Compensation Committee sets guideline award levels for long-term equity compensation for our NEOs. The 2023 guidelines were expressed as grant values and in determining such values, the Committee members used grant values as determined by the compensation study.

Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:
•the named executive's skills, experience, long-term contributions, and potential; and
•individual and Company performance in the prior year.

Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.

Once the value of the long-term equity compensation award is determined, the Compensation Committee uses a mix of stock options and restricted stock units when making the annual long-term equity awards. The Compensation Committee believes that the use of these equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.

The grant price of stock options and restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2023 equity grants to our NEOs (excluding Mr. Chong) was $24.77. The grant price of our 2023 equity grant to Mr. Chong was $9.51 (due to the fact that the grant occurred on a different date). The 2023 stock option grants had a Black-Scholes fair value of $10.83. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted stock units.

Our 2023 equity awards to the NEOs are indicated in the table below:

	Target Grant Value of all Equity Awards	Restricted Stock Units Granted	Stock Options Granted	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$2,800,000	56,530	129,270	$1,399,965	$1,399,995	$2,799,960
Bryan M. Hackworth	$800,000	16,150	36,935	$399,955	$400,005	$799,960
Ramzi S. Ammari	$700,000	14,135	32,320	$350,055	$350,025	$700,080
Richard K. Carnifax	$400,000	8,075	18,465	199,975	199,975	399,950
David Chong	$95,000	10,002	—	95,120	—	95,120

Stock Option Features. The 2023 stock option awards granted to our NEOs have a maximum seven-year term and are subject to a three-year vesting period (33.33% on February 9, 2024 and 8.33% each quarter thereafter). We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.

Restricted Stock Unit Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. The 2023 restricted stock units granted to our NEOs (excluding Mr. Chong) are subject to a three-year vesting period (33.33% on February 9, 2024 and 8.33% each quarter thereafter). The 2023 restricted stock units granted to Mr. Chong are subject to a three-year ratable annual vesting period beginning May 23, 2024 (due to the fact that the grant to Mr. Chong occurred on a different date). Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.

Post-Employment Compensation

We provide all of our executive officers, including our NEOs with certain post-employment compensation and benefits, including change in control severance benefits, which are described below in the section entitled Potential Payments upon Termination or Change in Control. These change in control severance benefits are provided so that our executives may focus on change in control transactions without concern for their personal financial situation.

Other Compensation

We provide certain executives who reside in the United States, including the NEOs, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.

These executives receive imputed income for company-paid supplemental life insurance policies above IRS limits for non-taxation. The Company does not provide a tax gross-up on the premiums paid on behalf of the named executive officers for their supplemental life insurance policies.

Executive Officer Stock Ownership Guidelines

The Company maintains stock ownership guidelines for our executive officers, including the NEOs. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other executives, including the NEOs	One times base salary

For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our executives annually. The requirements for our NEOs, as well as their actual ownership levels at December 31, 2023, are set forth in the table below. All five of our NEOs have met the required guidelines.

$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Mr. Arling
Average of Four Other NEOs
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies

The Company has an anti-pledging policy prohibiting all independent Directors and executive officers of the Company from pledging any such stock as collateral for any loan or holding Company shares in an account that has margin debt. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to certain "covered employees". Prior to January 1, 2018, there was an exception to this deductibility limitation for compensation that qualified as "performance-based" compensation under the Section 162(m) of the Code. However, the Tax Cuts and Jobs Act of 2017 ("TCJA") eliminated the performance-based exception and expanded the definition of "covered employee" to include the chief financial officer and other executive officers of a company. TCJA includes a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company historically intended for certain awards to qualify for the performance-based exception, and while some of those awards may be grandfathered under this transition rule, the Company cannot guarantee that such awards will qualify for the transition relief or will ultimately be deductible by the Company.

Clawback Policies

Effective November 13, 2023, in accordance with SEC and Nasdaq requirements, the Company adopted a new Compensation Recoupment Policy (the “Clawback Policy”), which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to recoup amounts in limited circumstances set forth in the Clawback Policy where the Compensation Committee has made a determination that recovery would be impracticable. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

The Company also maintains its previous clawback policy applicable to our executive officers (the “Original Policy”), which will continue to apply to incentive-based compensation received prior to October 2, 2023. Pursuant to the Original Policy, if the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Amended and Restated 2018 Plan also provides that the Compensation Committee may provide for the recoupment or forfeiture of any awards and corresponding gains if a participant has engaged in any “detrimental activity” as defined in the Amended and Restated 2018 Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2023 and in our 2024 Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Compensation Committee of the Board of Directors

Sue Ann R. Hamilton — Chair
Satjiv S. Chahil
Eric B. Singer
Edward K. Zinser

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul D. Arling	2023	830,000	1,399,965	1,399,995	—	28,775	3,658,735
Chairman of the Board and	2022	830,000	1,049,955	1,049,970	—	27,275	2,957,200
Chief Executive Officer	2021	830,000	1,050,130	1,050,005	—	26,775	2,956,910
Bryan M. Hackworth	2023	400,000	399,955	400,005	—	17,605	1,217,565
Senior Vice President and	2022	400,000	299,935	300,000	—	23,795	1,023,730
Chief Financial Officer	2021	400,000	300,120	299,985	—	30,990	1,031,095
Ramzi S. Ammari	2023	400,000	350,055	350,025	—	16,330	1,116,410
Senior Vice President,	2022	400,000	275,060	275,020	—	18,330	968,410
Corporate Planning and Strategy	2021	400,000	274,865	275,055	—	14,330	964,250
Richard K. Carnifax	2023	302,300	199,975	199,975	—	11,250	713,500
Senior Vice President,	2022	256,600	180,005	—	—	10,250	446,855
Global Operations	2021	246,090	149,940	—	—	9,750	405,780
David Chong	2023	367,140	95,120	—	—	10,270	472,530
Executive Vice President,	2022	331,755	200,020	—	—	6,745	538,520
Global Sales	2021	334,230	175,050	—	—	6,795	516,075

(1)This column represents the total grant date fair value of restricted stock unit awards granted during 2023, 2022 and 2021 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.
(2)This column represents the total grant date fair value of stock options granted during 2023, 2022 and 2021 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.
(3)This column represents cash amounts earned under the Company's Performance Incentive Plan.
(4)See the "All Other Compensation Table" for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Company Contributions to Retirement Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2023	13,775	15,000	—	—	28,775
	2022	13,775	13,500	—	—	27,275
	2021	13,775	13,000	—	—	26,775
Bryan M. Hackworth (2)	2023	2,605	15,000	—	—	17,605
	2022	2,605	13,500	—	7,690	23,795
	2021	2,605	13,000	—	15,385	30,990
Ramzi S. Ammari (3)	2023	1,330	15,000	—	—	16,330
	2022	1,330	13,500	—	3,500	18,330
	2021	1,330	13,000	—	—	14,330
Richard K. Carnifax	2023	—	11,250	—	—	11,250
	2022	—	10,250	—	—	10,250
	2021	—	9,750	—	—	9,750
David Chong	2023	—	4,760	5,510	—	10,270
	2022	—	—	6,745	—	6,745
	2021	—	—	6,795	—	6,795

(1)This column represents taxable payments made for supplemental life insurance premiums for the current year NEOs. The aggregate face value was $2,740,000 at the end of each fiscal year.
(2)Mr. Hackworth's other benefits received during 2022 and 2021 represents a buyout of vacation hours due to reaching the maximum allowed vacation accrual under Company policy.
(3)Mr. Ammari's other benefits received during 2022 represents an award for 25 years of service.

Grants of Plan-Based Awards in Fiscal 2023

The following table provides information about equity and non-equity compensation granted to our NEOs during 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(3) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name of Executive	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)
Paul D. Arling		415,000	830,000	1,660,000
	2/9/2023				56,530				1,399,965
	2/9/2023					129,270	24.77	24.38	1,399,995
Bryan M. Hackworth		140,000	280,000	560,000
	2/9/2023				16,150				399,955
	2/9/2023					36,935	24.77	24.38	400,005
Ramzi S. Ammari		120,000	240,000	480,000
	2/9/2023				14,135				350,055
	2/9/2023					32,320	24.77	24.38	350,025
Richard K. Carnifax		75,500	151,000	302,000
	2/9/2023				8,075				199,975
	2/9/2023					18,465	24.77	24.38	199,975
David Chong		92,000	184,000	368,000
	5/23/2023				10,002				95,120

(1)The restricted stock unit and stock option awards granted on February 9, 2023 are subject to a 3-year vesting period (33.33% on February 9, 2024 and 8.33% each quarter thereafter). The restricted stock unit awards granted on May 23, 2023 are subject to a 3-year ratable annual vesting period.
(2)This column represents the threshold, target and maximum grant date values of the annual incentive awards under the Performance Incentive Plan based on achievement of the Company's performance measures. The amounts are subject to further adjustment based on individual performance at the discretion of the Compensation Committee.
(3)The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table provides information on the stock options and restricted stock unit awards held by the NEOs at December 31, 2023:

		Option Awards				Restricted Stock Unit Awards
Name of Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price (2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)
Paul D. Arling	2/8/2017	38,245	—	62.700	2/8/2024
	2/8/2018	52,595	—	44.950	2/8/2025
	2/13/2019	63,230	—	27.065	2/13/2026
	2/12/2020	59,320	—	46.170	2/12/2027
	2/11/2021	40,155	3,650	59.430	2/11/2028
	2/10/2022	41,190	29,420	34.555	2/10/2029
	2/9/2023	—	129,270	24.765	2/9/2030
	Various (5)	—	—	—	—	70,662	663,516
Bryan M. Hackworth	2/8/2017	15,300	—	62.700	2/8/2024
	2/8/2018	21,040	—	44.950	2/8/2025
	2/13/2019	29,185	—	27.065	2/13/2026
	2/12/2020	16,950	—	46.170	2/12/2027
	2/11/2021	11,473	1,042	59.430	2/11/2028
	2/10/2022	11,769	8,406	34.555	2/10/2029
	2/9/2023	—	36,935	24.765	2/9/2030
	Various (6)	—	—	—	—	20,185	189,537
Ramzi S. Ammari	2/13/2019	19,455	—	27.065	2/13/2026
	2/12/2020	15,535	—	46.170	2/12/2027
	2/11/2021	10,519	956	59.430	2/11/2028
	2/10/2022	10,789	7,706	34.555	2/10/2029
	2/9/2023	—	32,320	24.765	2/9/2030
	Various (7)	—	—	—	—	17,835	167,471
Richard K. Carnifax	2/9/2023	—	18,465	24.765	2/9/2030
	Various (8)	—	—	—	—	12,779	119,995
David Chong	2/8/2017	12,750	—	62.700	2/8/2024
	2/8/2018	14,025	—	44.950	2/8/2025
	2/13/2019	19,455	—	27.065	2/13/2026
	Various (9)	—	—	—	—	15,276	143,442

(1)The stock options vest at a rate of 33.33% on the first anniversary of the date of grant and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant.
(2)The option exercise prices are based upon the average of the high and low trades on the grant dates.
(3)Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock unit awards.
(4)The market value of unvested restricted stock unit awards is calculated based on the $9.39 closing price of UEIC common stock on December 29, 2023, which was the last business day of 2023.
(5)Mr. Arling's restricted stock unit award dated February 11, 2021 vests as follows: 1,472 shares on February 11, 2024. Mr. Arling's restricted stock unit award dated February 10, 2022 vests as follows: 2,532 shares on February 10, 2024 and each quarterly anniversary thereafter until the final vesting on February 10, 2025. Mr. Arling's restricted stock unit award dated February 9, 2023 vests as follows: 18,843 shares on February 9, 2024, 4,711 shares on May 9, 2024, and each quarterly anniversary thereafter until November 9, 2025 and 4,710 shares on the final vesting on February 9, 2026.
(6)Mr. Hackworth's restricted stock unit award dated February 11, 2021 vests as follows: 420 shares on February 11, 2024. Mr. Hackworth's restricted stock unit award dated February 10, 2022 vests as follows: 723 shares on February 10, 2024 and each quarterly anniversary thereafter until the final vesting on February 10, 2025. Mr. Hackworth's restricted stock unit award dated February 9, 2023 vests as follows: 5,383 shares on February 9, 2024, 1,346 shares on May 9, 2024, and each quarterly anniversary thereafter until November 9, 2025 and 1,345 shares on the final vesting on February 9, 2026.
(7)Mr. Ammari's restricted stock unit award dated February 11, 2021 vests as follows: 385 shares on February 11, 2024. Mr. Ammari's restricted stock unit award dated February 10, 2022 vests as follows: 663 shares on February 10, 2024 and each quarterly anniversary thereafter until the final vesting on February 10, 2025. Mr. Ammari's restricted stock unit award dated February 9, 2023 vests as follows: 4,712 shares on February 9, 2024, 1,178 shares on May 9, 2024, and each quarterly anniversary thereafter until November 9, 2025 and 1,177 shares on the final vesting on February 9, 2026.
(8)Mr. Carnifax's restricted stock unit award dated February 25, 2021 vests as follows: 836 shares on February 25, 2024. Mr. Carnifax's restricted stock unit award dated February 22, 2022 vests as follows: 1,934 shares on February 22, 2024 and annually thereafter until the final vesting on February 22, 2025. Mr. Carnifax's restricted stock unit award dated February 9, 2023 vests as follows: 2,692 shares on February 9, 2024, 673 shares on May 9, 2024, and each quarterly anniversary thereafter until November 9, 2025 and 672 shares on the final vesting on February 9, 2026.
(9)Mr. Chong's restricted stock unit award dated February 25, 2021 vests as follows: 976 shares on February 25, 2024. Mr. Chong's restricted stock unit award dated February 22, 2022 vests as follows: 2,149 shares on February 22, 2024 and annually thereafter until the final vesting on February 22, 2025. Mr. Chong's restricted stock unit award dated May 23, 2023 vests as follows: 3,334 shares on May 23, 2024 and annually thereafter until the final vesting on May 23, 2026.

Option Exercises and Stock Vested

The following table provides information about options exercised and restricted stock units vested for the NEOs during the year ended December 31, 2023:

	Option Awards		Restricted Stock Unit Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Paul D. Arling	—	—	25,509	437,117
Bryan M. Hackworth	—	—	7,290	124,891
Ramzi S. Ammari	—	—	6,681	114,474
Richard K. Carnifax	—	—	3,595	46,949
David Chong	—	—	5,219	65,657

(1)Represents the amounts realized based on the fair market value of UEI stock on the vesting date, which is defined as the average of the high and low trades on that date.

Compensation Agreements

Paul D. Arling Employment Agreement

On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011 with an automatic renewal feature unless the Company elects otherwise in accordance with the terms of the agreement. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2025.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with its established plans and policies.

If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive (i) an amount equal to 18 months of salary payments (or 24 months if such resignation is in connection with a "Change in Control" as defined in the agreement), (ii) an amount equal to (x) 18 months (or 24 months if such resignation is in connection with a "Change in Control") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 18 months (or 24 months if such resignation is in connection with a "Change in Control", and (iv) continued participation in our benefit plans for 18 months following such resignation (or 24 months if such resignation is in connection with a "Change in Control") (see "Potential Payments upon Termination or Change in Control" below).

Salary Continuation Agreements

Messrs. Hackworth and Ammari and certain other executive officers and other officers of the Company have salary continuation agreements ("SCA"). For Mr. Hackworth, the SCA was entered into in December 2006. For Mr. Ammari, the SCA was entered into in November 1999. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from 12 to 18 months (12 to 36 months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to (i) an amount equal to between 12 and 18 months of salary payments (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition" as defined in the agreement), (ii) an amount equal to (x) 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition", and (iv) continued participation in our benefit plans for between 12 and 18 months following such resignation (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition").

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement and to Messrs. Hackworth and Ammari and certain other executive officers of the Company under the SCAs, we do not have a written severance benefits program for our executive officers. However, it is the Company's long-standing policy and practice to provide severance packages to its executive officers and in the future we will continue to provide such benefits in accordance with our policy and practice.

Definitions of Termination Scenarios

"For Cause" Termination - Generally speaking, "cause" is defined in Mr. Arling's employment agreement and the SCAs as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.

 "Constructive Termination" - In general, "constructive termination" is defined in Mr. Arling's employment agreement and the SCAs to occur on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."

"Change in Control" - A "Change in Control" is defined in Mr. Arling's employment agreement and the SCAs to occur when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one or more of the following:
•the attempted discontinuance or reduction in his "base cash salary";
•the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;
•his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;
•the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;
•the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;
•the attempted reduction of his paid vacation to less than that provided in his agreement;
•the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or
•the occurrence of a "Change in Control."

For Messrs. Hackworth and Ammari and certain other executive officers, the terms (a) "Good Reason" is defined in the SCAs as (i) a significant change in the nature or scope or the location for the exercise or performance of the executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the executive that, as a result of a "Change in Control" and a change in circumstances thereafter significantly affecting the executive's position, the executive is unable to exercise the authorities, power, function or duties attached to the executive's position and contemplated by the SCA., (b) "hostile acquisition" is defined in the SCAs as a Change in Control that has not been approved by the Incumbent Board, and (c) "Incumbent Board" is defined in the SCA as (i) the members of the Board of Directors on February 1, 1999, and (ii) any individual who becomes a member of the Board of Directors after

February 1, 1999, if his or her election or nomination for election as a director was approved by the affirmative vote of a majority of the then Incumbent Board.

Stock Option and RSU Acceleration

As provided in the applicable stock option plans and corresponding award agreements, in the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination (through a Change in Control, for example), the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.

Tax Gross-Up

As provided in Mr. Arling's employment agreement and the SCAs, in the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.

Compensation Upon Termination

The amounts in the following table are illustrative of compensation to be paid in accordance with the agreements, the SCAs, or our policy and practice assuming that the NEOs terminated employment effective December 29, 2023. The same calculations would be made for the Company's other executive officers. The closing price of UEI common stock was $9.39 on the last business day of 2023. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan and the payment of accrued vacation. All amounts would be paid in one lump sum payment.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other (1) ($)	Aggregate Value of Acceleration of Unvested Stock Options ($)	Aggregate Value of Acceleration of Unvested Restricted Stock Units ($)	Tax Gross-Up (2) ($)
Paul D. Arling	18	Without Cause	6,153	1,245	—	4,244	—	664	—
	18	Good Reason	6,153	1,245	—	4,244	—	664	—
	24	Change in Control	10,620	1,660	—	5,658	—	664	2,638
	24	Hostile Acquisition	10,620	1,660	—	5,658	—	664	2,638
Bryan M. Hackworth	—	Without Cause (3)	857	667	—	—	—	190	—
	—	Good Reason	190	—	—	—	—	190	—
	12	Change in Control	1,408	400	—	818	—	190	—
	24	Hostile Acquisition	2,626	800	—	1,636	—	190	—
Ramzi S. Ammari	—	Without Cause (3)	1,067	900	—	—	—	167	—
	—	Good Reason	167	—	—	—	—	167	—
	12	Change in Control	1,283	400	—	716	—	167	—
	12	Hostile Acquisition	1,283	400	—	716	—	167	—
Richard K. Carnifax	—	Without Cause (3)	221	101	—	—	—	120	—
	—	Good Reason	120	—	—	—	—	120	—
	—	Change in Control	120	—	—	—	—	120	—
	—	Hostile Acquisition	120	—	—	—	—	120	—
David Chong	—	Without Cause (3)	602	459	—	—	—	143	—
	—	Good Reason	143	—	—	—	—	143	—
	—	Change in Control	143	—	—	—	—	143	—
	—	Hostile Acquisition	143	—	—	—	—	143	—

(1)This column represents the estimated amount due for (1) the value of rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company and (2) continued participation in our benefit plans if he had remained employed for the applicable period.
(2)As described above, the NEOs and other executive officers may be entitled to an excise tax gross up with respect to certain payments made upon their termination of employment in connection with a Change in Control or Hostile Acquisition. Amounts included in the table have been estimated; the actual excise tax and amount of any gross-up would be determined based on the circumstances at the time of the Change in Control or Hostile Acquisition.
(3)This amount has been determined in accordance with the Company's policy and practice to pay to the Company's executive officers an amount equal to one month of the most current year's base salary for every year worked upon the termination without cause of such executive officer.

CEO Pay Ratio Disclosure

For fiscal 2023, the ratio of the annual total compensation of Paul D. Arling, our Chief Executive Officer ("CEO Compensation"), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than our CEO) ("Median Annual Compensation"), was 353 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the "Median Employee." For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2023 (the "Determination Date").

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $3,658,735, the total compensation reported for Mr. Arling under the "Summary Compensation Table" for 2023. In addition, Median Annual Compensation was determined to be $10,366, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2023 in accordance with Item 402(c)(2)(x) of Regulation S-K.

We identified the Median Employee as of the Determination Date from the 3,967 U.S. and non-U.S. employees, representing our full-time, part-time, seasonal and temporary employees as of that date, excluding our CEO. This number did not include any independent contractors or "leased" workers, as permitted by the applicable SEC rules. In addition, this number excluded 209 non-U.S. employees (consisting of 3 employees in France, 7 employees in Germany, 3 employees in Italy, 15 employees in Japan, 9 employees in Korea, 7 employees in Spain, 10 employees in the United Kingdom and 155 employees in Brazil, or collectively 5.00% of our total workforce). The compensation measurement was calculated by totaling, for each employee, base cash compensation received during 2023, which represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were expense reimbursements, incentive pay and bonuses, stock-based compensation, and fringe compensation such as pension payments and other retirement benefits, Company provided transportation, food and housing subsidies, etc. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

PAY VERSUS PERFORMANCE

The following table sets forth the compensation for our CEO and the average compensation for our Non-CEO NEOs, as set forth in the Summary Compensation Table ("SCT") on page 47 of this proxy statement and to reflect the Compensation Actually Paid ("CAP") to such individuals, as defined under SEC's pay versus performance disclosure rules, Item 402(v) of Regulation S-K, over the last four years. The table also provides information on our cumulative total shareholder return ("TSR"), the cumulative TSR of our peer group, net income and adjusted Non-GAAP diluted earnings (loss) per share.

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (4)	Value of Initial Fixed $100 Investment Based on		Net Income (Loss)	Adjusted Non-GAAP Diluted Earnings (Loss) per Share (6)
					Total Shareholder Return	Peer Group Total Shareholder Return (5)
2023	$3,658,735	$381,905	$880,001	$275,696	$17.97	$159.99	$(98,237,542)	$(0.18)
2022	$2,957,200	$(2,618,300)	$765,983	$(154,242)	$39.82	$116.92	$407,060	$2.56
2021	$2,956,910	$(1,677,451)	$817,621	$137,764	$77.98	$155.76	$5,300,311	$3.59
2020	$3,592,645	$3,349,806	$1,006,866	$1,026,956	$100.38	$169.76	$38,572,463	$3.76
(1)The amounts reported in this column are the amounts of total compensation reported for Mr. Arling, Chief Executive Officer, for each corresponding year in the "Total" column of the SCT.
(2)The amounts reported in this column represent the amount of CAP to Mr. Arling as computed in accordance with Item 402(v) of Regulation S-K, as follows:

Adjustments to Determine Compensation Actually Paid for CEO	2023	2022	2021	2020
Total compensation as reported in the SCT	$3,658,735	$2,957,200	$2,956,910	$3,592,645
Deduction for amounts reported under the "Stock Awards" column in the SCT	(1,399,965)	(1,049,955)	(1,050,130)	(1,049,905)
Deduction for amounts reported under the "Option Awards" column in the SCT	(1,399,995)	(1,049,970)	(1,050,005)	(1,049,965)
Increase for fair value of awards granted during the current year that remain unvested as of year end	782,328	1,047,544	1,281,390	2,533,261
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to the current year that were outstanding and unvested as of year end	(1,166,621)	(3,249,637)	(3,453,055)	(375,385)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to the current year that vested during the current year	(92,577)	(1,273,482)	(362,561)	(300,845)
CAP (as calculated)	$381,905	$(2,618,300)	$(1,677,451)	$3,349,806
(3)The amounts reported in this column represent the average of the amounts reported for the Company's Non-CEO NEOs as a group in the "Total" column of the SCT in each applicable year. The names of each of the Non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Hackworth, Ammari, Carnifax, and Chong; (ii) for 2022, Messrs. Hackworth, Ammari, Koopmans, and Carnifax; (iii) for 2021 and 2020, Messrs. Hackworth, Ammari, Koopmans, and Miketo.
(4)The amounts reported in this column represent the average amount of CAP to the Non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, as follows:

Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs	2023	2022	2021	2020
Total compensation as reported in the SCT	$880,001	$765,983	$817,621	$1,006,866
Deduction for amounts reported under the "Stock Awards" column in the SCT	(261,276)	(226,243)	(218,776)	(243,781)
Deduction for amounts reported under the "Option Awards" column in the SCT	(237,501)	(181,246)	(218,785)	(218,751)
Increase for fair value of awards granted during the current year that remain unvested as of year end	156,172	210,946	266,975	563,014
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to the current year that were outstanding and unvested as of year end	(231,410)	(573,230)	(518,874)	(29,238)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to the current year that vested during the current year	(30,290)	(150,452)	9,603	(51,154)
CAP (as calculated)	$275,696	$(154,242)	$137,764	$1,026,956
(5)The peer group used for this purpose consists of the following companies, which are used in our peer group index for purposes of our performance graph in our most recent annual report: Dolby Laboratories, Inc.; Logitech International S.A.; VOXX International Corp.; and Xperi Corporation (formerly TiVo Corporation).
(6)We have determined that Adjusted Non-GAAP Diluted Earnings (Loss) per Share is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs (including Mr. Arling), for the most recently completed year, to Company performance. Refer to Appendix A for a reconciliation of Adjusted Non-GAAP Diluted Earnings (Loss) per Share to Diluted Earnings (Loss) per Share - GAAP.

The following table lists the three financial performance measures that we believe represent the most important financial performance measures (including Adjusted Non-GAAP Diluted Earnings (Loss) per Share) we used to link CAP to our NEOs (including Mr. Arling) for 2023 to Company performance for 2023:

Most Important Performance Measures
Measure 1 - Adjusted Non-GAAP Diluted Earnings (Loss) per Share
Measure 2 - Market Capitalization
Measure 3 - Share Price

The following chart provides a graphical representation of the Company's four-year cumulative TSR versus our industry peer group index.

Comparison of Stockholder Returns of Universal Electronics Inc. and the Peer Group Index
Four-Year Cumulative Total Return
Assumes $100 Invested with Reinvestment of Dividends

$200
$150
$100
$50
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023
Universal Electronics Inc.
Peer Group Index

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and our Non-CEO NEOs (as a group) versus the Company's four-year cumulative TSR.

Compensation Actually Paid vs. Total Shareholder Return
Compensation Actually Paid (in Thousands)
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$(3,000)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
Total Shareholder Return
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Total Shareholder Return

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and our Non-CEO NEOs (as a group) versus the Company's Net Income.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid (in Thousands $)
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$(3,000)
Net Income (in Thousands $)
$50,000
$25,000
$—
$(25,000)
$(50,000)
$(75,000)
$(100,000)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and our Non-CEO NEOs (as a group) versus the Company's selected measure, Adjusted Non-GAAP Diluted Earnings (Loss) per Share.

Compensation Actually Paid vs. Adjusted Non-GAAP Diluted Earnings (Loss) per Share
Compensation Actually Paid (in Thousands $)
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$(3,000)
Adjusted Non-GAAP Diluted Earnings (Loss) per Share
$4.00
$3.00
$2.00
$1.00
$—
$(1.00)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Adjusted Non-GAAP Diluted Earnings (Loss) per Share

Proposal 4 - Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2024 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.

Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.

Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

We engaged GT as our independent registered public accounting firm for the fiscal year ended December 31, 2023. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2023 Annual Meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2023 and 2022 were as follows:

(In thousands)	For the Year Ended
Type of fees	12/31/2023 (1)	12/31/2022 (1)
Audit fees (2)	$1,671	$1,586
Audit-related fees (3)	—	—
Tax fees (4)	—	—
All other fees (5)	—	—
Total fees	$1,671	$1,586

(1)Fees billed in foreign currencies are converted using the average exchange rate over the period.
(2)Audit fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our statutory and regulatory filings were $164 thousand and $149 thousand for the years ended December 31, 2023 and 2022, respectively.
(3)Audit-related fees consist of fees billed by GT for services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".
(4)Tax fees consist of the aggregate fees billed by GT related to tax projects.
(5)All other fees consist of all other non-audit services.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee's policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company's independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the Company's independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit services, Audit-related services, Tax services and All other services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. The Company's management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

RELATED PERSONS TRANSACTIONS

Review and Approval of Related Persons Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.

Security Ownership of Director Nominees and Executive Officers

Our common stock is our only outstanding class of equity securities. The following table sets forth the information regarding shares of our common stock beneficially owned at April 1, 2024 and shares of common stock acquirable within 60 days of that date by (1) each director nominees (including our CEO), (2) each Non-CEO named executive officer and (3) all director nominees and executive officers as a group.

Name and Address(1)	Shares of Common Stock Beneficially Owned	% of Shares Issued
Director Nominees:
Paul D. Arling (2)	617,426	4.66%
William C. Mulligan (3)	48,903	*
Satjiv S. Chahil (4)	130,061	1.01%
Sue Ann R. Hamilton (5)	42,083	*
Romulo C. Pontual (6)	16,246	*
Eric B. Singer	1,403	*
Edward K. Zinser	38,062	*
Named Executive Officers:
Bryan M. Hackworth (7)	182,792	1.40%
Ramzi S. Ammari (8)	102,063	*
Richard K. Carnifax (9)	14,884	*
David Chong (10)	70,212	*
All Director Nominees and Executive Officers as a Group (12 persons) (11)	1,265,802	9.37%

*	Less than one percent.
(1)The address for each Director Nominee and Named Executive Officer listed in this table is c/o Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.
(2)Includes 325,769 shares subject to options exercisable and 7,243 shares subject to restricted stock units vesting within 60 days. Also includes 271,614 shares held by the Arling Family Trust and 1,000 shares held by Mr. Arling's wife; Mr. Arling disclaims beneficial ownership.
(3)Includes 46,413 shares held in The William Mulligan Rev Dec Trust Account as to which Mr. Mulligan disclaims beneficial ownership.
(4)Includes 130,061 shares held in the Satjiv Chahil Trust Account as to which Mr. Chahil disclaims beneficial ownership.
(5)Includes 20,000 shares subject to options exercisable within 60 days. Also includes 22,083 shares held in the Sue Ann R. Hamilton Trust Account as to which Ms. Hamilton disclaims beneficial ownership.
(6)Includes 6,667 shares subject to options exercisable within 60 days.
(7)Includes 110,211 shares subject to options exercisable and 2,069 shares subject to restricted stock units vesting within 60 days. Also includes 59,312 shares held by the Hackworth Family Trust as to which Mr. Hackworth disclaims beneficial ownership.

(8)Includes 73,804 shares subject to options exercisable and 1,841 shares subject to restricted stock units vesting within 60 days.
(9)Includes 7,694 shares subject to options exercisable and 673 shares subject to restricted stock units vesting within 60 days.
(10)Includes 33,480 shares subject to options exercisable and 3,334 shares subject to restricted stock units vesting within 60 days.
(11)Includes 577,625 shares subject to options exercisable and 16,827 shares subject to restricted stock units vesting within 60 days.

Security Ownership of Certain Beneficial Owners

The following table sets forth the information regarding shares of our common stock beneficially owned by persons or groups known to us to be beneficial owners of more than 5% of our common stock outstanding.

Name and Address	Shares of Common Stock Beneficially Owned	% of Shares Issued (1)
Manulife Financial Corporation (2)	705,168	5.46%
Toro 18 Holdings LLC (3)	1,544,647	11.96%
(1)The percent of shares issued is calculated using the number of shares outstanding as of April 1, 2024.
(2)As reported on Schedule 13G as filed on February 13, 2024 with the SEC by Manulife Financial Corporation, an investment advisor company, with its principal business office at 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5, the stockholder has sole voting power and sole dispositive power as to 705,168 shares.
(3)As reported on a Schedule FORM 4 as filed on January 3, 2024 with the SEC by Toro 18 Holdings LLC, with its principal business office at 2999 N.E. 191st Street, Suite 610, Aventura, FL 33180, the stockholder has shared voting power and shared dispositive power as to 1,544,647 shares.

OTHER MATTERS

Stockholder Proposals for this Annual Meeting and for the 2025 Annual Meeting

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2025 Annual Meeting, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 and must be received no later than the close of business on December 30, 2024. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. If a stockholder desires to nominate a director for election at the 2025 Annual Meeting, the stockholder must provide written notice at the same address no later than the close of business on December 30, 2024, which notice must comply with the requirements of, and be accompanied by all the information required by, Article IV of our Amended and Restated By-laws. In order for a stockholder's proposal outside the processes of Rule 14a-8 (other than a nomination of director in compliance with the requirements of Amended and Restated By-laws) to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than March 15, 2025.

In addition to satisfying the requirements under our Amended and Restated By-laws, if a stockholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than our nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2025 Annual Meeting, no later than April 14, 2025 (since April 12, 2025 is a Saturday)). If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2025 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 Annual Meeting is first made.

In order for a stockholder to have a director nominee considered for election as a director at this Annual Meeting, the nomination must have been received by the Company by the close of business on December 28, 2023 and must have complied with the requirements of, and be accompanied by all the information required by, our Amended and Restated By-laws. We received no stockholder nominations for director for this Annual Meeting. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the proxy statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 12, 2024.

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ABOUT THE MEETING AND VOTING

How do I vote?

Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.

Voting by Mail. If you are a registered holder of our common stock (i.e., your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" the election of the nominees named in Proposal 1, "FOR" Proposals 2, 3 and 4. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.

If you hold shares of our common stock in street name (i.e., your shares are registered with our transfer agent in the name of your broker, bank or other nominee), you should complete, sign and date the voting instruction card, or follow any alternative procedures, provided to you by your broker or other nominee.

Voting on the Internet or by Telephone. If you are a registered holder of our common stock, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a registered holder of our common stock and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Monday, June 10, 2024; you should not return your proxy card.

If you hold shares of our common stock in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee. Please follow any procedures provided to you by your broker or other nominee.

Voting in Person. All stockholders may vote in person at our Annual Meeting. Registered holders of our common stock may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on their behalf. If you hold shares of our common stock in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or other nominee authorizing you to vote your shares.

Participants in Retirement, Savings or other Similar Plan. If you participate in a retirement, savings or other similar plan in which you own shares of our common stock, the plan's independent trustee will vote all plan shares in proportion to all of the instructions your trustee receives with respect to the plan shares. Please follow any procedures provided to you by your trustee in order to vote your plan shares. You are not able to vote plan shares in person at the Annual Meeting.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker or other nominee with specific voting instructions your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2 and 3, your broker does not have authority and will not vote your shares on those proposals. This is generally referred to as a "broker non-vote." Proposal 4 is considered a routine matter and, therefore, no broker non-votes are expected for that proposal.

Who tabulates the vote?

Representatives of Alliance Advisors will tabulate the votes for our Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of the Company. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "FOR" votes will be elected. Abstentions and broker non-votes with respect to this proposal will have no effect.

Approval, on an Advisory Basis, of Named Executive Officer Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

Adoption and Approval of the Amended and Restated 2018 Equity and Incentive Compensation Plan (Proposal 3). The adoption and approval of the Amendment to our 2018 Equity and Incentive Compensation Plan requires the affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 4). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2024 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions with respect to this proposal will have the effect of votes against.

Can I revoke or change my vote after I submit my proxy?

If you are a registered holder of our common stock, you may revoke or change your vote at any time before the proxy card is voted, by sending either a written notice of revocation or a duly executed proxy bearing a later date to our transfer agent. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder's power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Alliance Advisors, Attn: Proxy Logistics, 200 Broadacres, 3rd Floor, Bloomfield, NJ 07003. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to revoke or change your vote.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Monday, April 15, 2024, the record date. If shares of our common stock are registered in your name, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid driver's license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Monday, April 15, 2024, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.

Who pays the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.

Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies may be solicited by personal contact, mail, telephone and electronic means.

What is "householding" of proxy materials, and can it save the Company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for holders of common stock registered in their names, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Are the Proxy Statement and the 2023 Annual Report on Form 10-K available on the Internet?

Yes. This Proxy Statement and our 2023 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2024 and through the "Investor Relations" section of our website, www.uei.com.

APPENDIX A

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, UEI provides Adjusted Non-GAAP information as additional information for its operating results. References to Adjusted Non-GAAP information are to Non-GAAP financial measures. These measures are not required by, in accordance with, or an alternative for, GAAP and may be different from Non-GAAP financial measures used by other companies. UEI's management uses these measures for reviewing the financial results of UEI for budget planning purposes and for making operational and financial decisions. Management believes that providing these Non-GAAP financial measures to investors, as a supplement to GAAP financial measures, help investors evaluate UEI's core operating and financial performance and business trends consistent with how management evaluates such performance and trends. Additionally, management believes these measures facilitate comparisons with the core operating and financial results and business trends of competitors and other companies.
Adjusted Non-GAAP net income (loss) is defined as net income excluding the impact of stock-based compensation for performance-based warrants; additional Section 301 U.S. tariffs on products manufactured in China and imported into the U.S.; excess manufacturing overhead costs and factory transition costs; impairment charges on fixed assets; loss on the sale of our Ohio call center; gain on the release from our Ohio call center lease obligation guarantee; stock-based compensation expense; depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions; amortization of intangibles acquired; changes in contingent consideration related to acquisitions; costs associated with certain litigation efforts; the loss on the sale of our Argentina subsidiary; the reversal of a social insurance accrual and accounts receivable reserve related to our Guangzhou entity, which was sold in 2018; goodwill impairment charges; factory restructuring charges; severance charges; foreign currency gains and losses; the related tax effects of all adjustments; and the effect of other income tax adjustments. Adjusted Non-GAAP earnings (loss) per diluted share is calculated using Adjusted Non-GAAP net income (loss). A reconciliation of these financial measures to the most directly comparable GAAP financial measures is included below.

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022	2021	2020
Net income (loss):
Net income (loss) - GAAP	$(98,238)	$407	$5,301	$38,572
Stock-based compensation for performance-based warrants	—	—	(686)	686
Section 301 U.S. tariffs on goods imported from China (1)	—	—	—	3,523
Excess manufacturing overhead and factory transition costs (2)	9,108	6,670	5,830	7,500
Impairment of long-lived assets (3)	7,823	2,868	3,473	—
Loss on sale of Ohio call center (4)	—	—	—	570
Gain on release from Ohio call center lease obligation guarantee (5)	—	—	(542)	—
Stock-based compensation expense	8,809	10,013	9,970	9,123
Adjustments to acquired tangible assets (6)	241	241	257	378
Amortization of acquired intangible assets	1,137	1,153	1,544	4,508
Change in contingent consideration	—	—	(180)	(2,408)
Litigation costs (7)	1,687	6,268	15,300	3,901
Loss on sale of Argentina subsidiary (8)	—	—	6,050	—
Accrued social insurance adjustment (9)	—	—	—	(9,464)
Reversal of accounts receivable reserve (10)	—	—	—	(432)
Goodwill impairment (11)	49,075	—	—	—
Factory restructuring (12)	4,015	—	—	—
Severance (13)	2,635	—	717	491
Foreign currency (gain) loss	3,501	1,091	1,334	1,984
Income tax provision on adjustments	6,517	4,035	984	(4,349)
Other income tax adjustments (14)	1,377	—	—	(1,303)
Adjusted Non-GAAP net income (loss)	$(2,313)	$32,746	$49,352	$53,280

Diluted shares used in computing earnings (loss) per share:
GAAP	12,855	12,779	13,742	14,166
Adjusted Non-GAAP	12,855	12,779	13,742	14,166

Diluted earnings (loss) per share:
Diluted earnings (loss) per share - GAAP	$(7.64)	$0.03	$0.39	$2.72
Total adjustments	$7.46	$2.53	$3.21	$1.04
Adjusted Non-GAAP diluted earnings (loss) per share	$(0.18)	$2.56	$3.59	$3.76

(1)The twelve months ended December 31, 2020 includes costs directly attributable to the additional Section 301 U.S. tariffs implemented in 2018 on goods manufactured in China and imported into the U.S.
(2)The twelve months ended December 31, 2022, 2021, and 2020 include unabsorbed manufacturing overhead costs resulting from the expansion of our manufacturing facility in Mexico where products destined for the U.S. market are manufactured, exacerbated by a subsequent decline in production volume. These products destined for the U.S. market were previously manufactured in China. The twelve months ended December 31, 2023 also include manufacturing inefficiencies associated with our new Vietnam factory which commenced operations in the latter part of June 2023. In addition, in the twelve months ended December 31, 2023 and twelve months ended December 31, 2022, we incurred normal start-up costs such as idle labor and training associated with the Vietnam factory prior to its commencement. Further, the twelve months ended December 31, 2020 includes excess manufacturing overhead costs incurred as we temporarily shut-down our China and Mexico-based factories as a result of the COVID-19 pandemic.
(3)The twelve months ended December 31, 2023 include impairment charges relating to machinery and equipment and leasehold improvements associated with the closure of our southwestern China factory, which ceased operations in September 2023. In addition, we also incurred impairment charges relating to machinery and equipment at our Mexico factory as we are reducing its capacity due to lower demand. The twelve months ended December 31, 2022 include impairment charges incurred related to the underutilization of fixed assets in our Mexico factory. The twelve months ended December 31, 2021 consists of impairment charges related to underutilization of fixed assets in our China-based factories as a result of our long-term factory planning strategy of reducing our concentration risk in that region.
(4)Consists of the loss recorded on the sale of our Ohio call center in February 2020.
(5)Consists of the gain associated with the January 2021 release from our guarantee of the lease obligation related to our Ohio call center which was sold in February 2020.
(6)Consists of depreciation related to the mark-up from cost to fair value of fixed assets acquired in business combinations.
(7)Consists of expenses related to our various litigation matters involving Roku, Inc. and certain other related entities including three Federal District Court cases, two International Trade Commission investigations and the defense of various inter partes reviews and appeals before the US Patent and Trademark Board as well as other non-recurring legal matters.
(8)Consists of the loss recorded on the sale of our Argentina subsidiary in September 2021.
(9)Consists of the reversal of a social insurance accrual related to our Guangzhou entity, which was sold in 2018. The indemnification agreement related to the sale of our Guangzhou entity expired in the second quarter of 2020.
(10)Consists of the reversal of a reserve on an accounts receivable balance related to our Guangzhou entity, which was sold in 2018. The amount was recovered during the fourth quarter of 2020.
(11)The twelve months ended December 31, 2023 include a goodwill impairment charge of $49.1 million as a result of our market capitalization being significantly less than the carrying value of our equity.
(12)The twelve months ended December 31, 2023 include severance and equipment moving costs associated with the closure of our southwestern China factory.
(13)The twelve months ended December 31, 2023 include severance costs associated with a reduction in headcount at our corporate offices. The twelve months ended December 31, 2021 and 2020 include severance costs associated with reductions in headcount throughout our operations.
(14)The twelve months ended December 31, 2023 includes a $1.4 million valuation allowance recorded against the deferred tax assets at our southwestern China entity as a result of its closure. The twelve months ended December 31, 2020 includes the reversal of a reserve of an uncertain tax position related to our Guangzhou entity, which was sold in 2018. The indemnification agreement related to the sale of our Guangzhou entity expired in the second quarter of 2020.

APPENDIX B

UNIVERSAL ELECTRONICS INC.
AMENDED AND RESTATED
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of the Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan is to provide a means through which the Company may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and its Subsidiaries (the “Company Group”) can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2.Definitions. The following definitions shall be applicable throughout the Plan:

“Annual Award” has the meaning given such term in Section 5(d) of the Plan.

“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, Cash-Based Award granted under the Plan.

“Award Agreement” means a written agreement between the Company and a Participant evidencing the grant of an Award (other than a Cash-Based Award) to the Participant.

“Board” means the Board of Directors of the Company.

“Business Combination” has the meaning given such term in the definition of “Change in Control.”

“Cash-Based Award” means an Award that is not a Stock Appreciation Right or Restricted Stock Unit granted under Section 10 of the Plan that is denominated and/or payable in cash.

“Cause” means in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or any Subsidiary having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and any member of the Company Group in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the following with respect to a Participant: (a) the commission of a felony or other crime involving moral turpitude or the commission of any act or omission involving dishonesty, disloyalty or fraud in connection with the performance of his or her duties with respect to the Company or any of its Subsidiaries; (b) any conduct in conjunction with his or her duties which could reasonably be expected to, or which does, cause public disgrace or disrepute or significant economic harm to the Company or any of its Subsidiaries; (c) repeated or continuing failure to perform his or her duties that is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof (provided, that, such opportunity to cure shall not be available for repeated or habitual violations); (d) a deliberate act of insubordination or repeated refusal to follow reasonable and lawful instructions of supervisors, including engaging in disruptive conduct to the detriment of the Company or any of its Subsidiaries; (e) gross negligence or willful misconduct in connection with the performance of his or her duties with respect to the Company or any of its Subsidiaries; (f) obtaining any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into by, or on behalf of, the Company or any of its Subsidiaries or a breach of his or her fiduciary duties to the Company or any of its Subsidiaries; (g) violating any material terms of the applicable material policies of the Company or any of its Subsidiaries that is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof (provided, that, such opportunity to cure shall not be available for repeated or habitual violations); or (i) any breach of any material provision of a written agreement between the Company or any of its Subsidiaries and the Participant which is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof.

“Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon the first to occur of the following:

(i) Any individual, entity or group (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended and any successor thereto (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes herein, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company, or (III) any acquisition by any corporation pursuant to a transaction that complies with subsections (iii)(A), (iii)(B) and (iii)(C) of this definition below;

(ii) During any period of twelve (12) consecutive months, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization (excluding a reorganization under either Chapter 7 or Chapter 11 of Title 11 of the United States Code), merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination,
(A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non- corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur under the Plan unless the event(s) constituting a Change in Control also constitute a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulations §1.409A-3(i)(5), or any successor provision.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Committee” means the Compensation Committee of the Board or a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

“Company” means Universal Electronics Inc., a Delaware corporation, and any successor thereto.

“Confidential Information” means, unless the applicable Award Agreement states otherwise, any data, information or documentation (including such that is received by third parties) that is competitively sensitive or commercially valuable and not generally known to the public, including data, information or documentation related or pertaining to: (1) finance, supply or service; (2) customers, suppliers or consumers, including customer lists, relationships and profiles;

(3) marketing or product information, including product planning, marketing strategies, marketing results, marketing forecasts, plans, finance, operations, reports, sales estimates, business plans and internal performance results relating to past, present or future business activities, clients and suppliers; and (4) scientific or technical information, design, process, procedure, formula or improvement, computer software, object code, source code, specifications, inventions or systems information, whether or not patentable or copyrightable, and that is not otherwise a Trade Secret.

“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

“Detrimental Activity” means any of the following: (1) unauthorized use, disclosure or dissemination of Confidential Information or Trade Secrets pertaining to the business of any member of the Company Group; (2) any activity that would be grounds to terminate the Participant’s employment or service with any member of the Company Group for Cause; or (3) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; provided, however, that the activity described under clause (1) of this definition does not apply to (x) any Confidential Information which has become generally known to competitors of any member of the Company Group through no act or omission by the Participant or (y) a Participant’s communications that are required by law or judicial process (e.g., subpoena). Further, this definition does not preclude a Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that, in each case, such communications and disclosures are consistent with applicable law and provided, further, that under no circumstance is the Participant authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product or Trade Secrets without prior written consent of the Board or its designee.

“Effective Date” means the first date on which the Plan has been both adopted by the Board and approved by the Company’s shareholders.

“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Eligible Person” means any (i) individual employed by any member of the Company Group; (ii) director of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable.

“Employment Agreement” means an employment agreement or similar agreement between a Participant and a member of the Company Group.

“Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

“Fair Market Value” means, on a given date, (i) the average of the high and low sale prices of the Common Stock reported on the national securities exchange, if any, on which the Common Stock is listed, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported or (ii) such other amount determined by the Committee in good faith to be the fair market value of the Common Stock in a manner intended to satisfy the principles of Section 409A of the Code.

“Good Reason” or “Constructive Termination” means the definition of such term as set forth in an Employment Agreement or Award Agreement; provided, that, in the absence of such definition in such an agreement, the concept shall not apply with respect to a Participant’s Awards.

“Immediate Family Members” shall have the meaning set forth in Section 15(b).

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

“Incumbent Board” has the meaning given such term in the definition of “Change in Control.”

“Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

“Mature Shares” means shares of Common Stock owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.

“Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

“Option” means an Award granted under Section 7 of the Plan.

“Option Period” has the meaning given such term in Section 7(c) of the Plan.

“Other Stock-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (1) payable by delivery of Common Stock and/or (2) measured by reference to the value of Common Stock.

“Outstanding Company Common Stock” has the meaning given such term in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

“Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan. “Person” has the meaning given such term in the definition of “Change in Control.”

“Plan” means this Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan.

“Prior Plan” means each of the Universal Electronics Inc. 2014 Stock Incentive Plan, the Universal Electronics Inc. 2010 Stock Incentive Plan, the Universal Electronics Inc. 2006 Stock Incentive Plan, the Universal Electronics Inc. 2003 Stock Incentive Plan, and the Universal Electronics Inc. 1999A Nonqualified Stock Plan (collectively, the “Prior Plans”).

“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

“SAR Period” has the meaning given such term in Section 8(b) of the Plan.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

“Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined Voting Power represented by all classes of stock issued by such corporation.

“Substitute Award” has the meaning given such term in Section 5(g).

“Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of any member of the Company Group that are located outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the limits specified in Section 5 shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

“Trade Secrets” means without limitation, (1) any data or information that is competitively sensitive or commercially valuable and not generally known to the public and (2) any scientific or technical information, design, process, procedure, formula or improvement, computer software, object code, source code, specification, invention or systems information, whether or not patentable or copyrightable; provided, that, this definition of Trade Secrets shall have the broadest meaning as permitted by law and shall extend beyond the definition of “trade secrets” as set forth in the Delaware Uniform Trade Secrets Act.

3.Effective Date; Duration. The Plan shall be effective as of the Effective Date. No grants shall be made on or after the Effective Date under any of the Prior Plans; provided, that, outstanding awards granted under any Prior Plan will remain subject to the terms and conditions of the applicable Prior Plan. Unless earlier terminated as provided herein, the expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.Administration. (a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by the Committee in compliance with Delaware law shall be deemed the acts of the Committee.

(b)     Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including any applicable performance criteria relating to the Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) adopt Sub-Plans; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee may also delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)    No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.Grant of Awards; Shares Subject to the Plan; Limitations. (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Cash-Based Awards to one or more Eligible Persons.

(b)    Shares Available. Subject to adjustment in accordance with Section 11 of the Plan, the total number of shares of Common Stock reserved and available for issuance in connection with all types of Awards under the Plan shall be 3,100,000, plus the number of shares of Common Stock underlying any award granted under any of the Prior Plans that expires, terminates or is canceled or forfeited for any reason whatsoever or settled in cash (in whole or in part) or is unearned (in whole or in part) under the terms of the applicable Prior Plan.

(c)    Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in the Plan, and subject to adjustment as provided in Section 11 of the Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 3,100,000 shares of Common Stock.

(d)    Director Awards. Each year prior to the expiration or termination of the Plan and commencing on the first day of July following the Effective Date, each Participant who is an Eligible Director shall be granted an Award covering the lesser of (i) 5,000 shares of Common Stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate) and (ii) shares of Common Stock with an aggregate maximum value at the Date of Grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes) of $500,000 (the “Annual Award”). In addition to the Annual Award, as an inducement to commence service with the Company as a Eligible Director or, from time to time, to reward extraordinary service rendered by an existing Eligible Director, a Participant who is or becomes an Eligible Director may be granted an Award of Options covering up to 20,000 shares of Common Stock.

(e)    Share Counting. Use of shares of Common Stock to pay the required Exercise Price or tax obligations, or shares not issued in connection with settlement of an Option or SAR, reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an Option, or that are used or withheld to satisfy tax obligations of the Participant shall, notwithstanding anything herein to the contrary, not be available again for other Awards under the Plan. If a Participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on Fair Market Value, such shares of Common Stock will be available again for Awards under the Plan. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash (in whole or in part) or are unearned (in whole or in part) are available again for Awards under the Plan.

(f)    Source of Shares. Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(g)    Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(h)    Minimum Vesting Requirement. Notwithstanding any other provision of the Plan (outside of this Section 5(h)) to the contrary, awards granted under the Plan (other than Cash-Based Awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 5(g) of the Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to Eligible Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of the shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of the shareholders; and (iv) additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5(b) (subject to adjustment under Section 11). Nothing in this Section 5(h), however, shall preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under the Plan upon certain events, including, without limitation, in connection with or following a Participant’s death, disability, or a Change in Control, or (y) exercising its authority under Section 13(b) at any time following the grant of an award.

(i)    Restriction on Acceleration Following Grant. Following the grant date of an Award, the Committee shall not accelerate the vesting or exercisability of all or any portion of an Award, in cases other than (i) in connection with a Change in Control or a Participant’s death or disability, (ii) circumstances explicitly provided under the terms of an Award Agreement, (iii) circumstances explicitly provided under the terms of an employment or service agreement with a Participant.

6.Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.Options. (a) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Options granted under the Plan may not provide for any dividends or dividend equivalents thereon. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided, that, any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)    Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share on the Date of Grant.

(c)    Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and set forth in an Award Agreement and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group.

(d)    Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price.

The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that, such shares of Common Stock are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker- assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. Any fractional shares of Common Stock shall be settled in cash.

(e)    Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two (2) years after the Date of Grant of the Incentive Stock Option or (B) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)    Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. SARs granted under the Plan may not provide for any dividends or dividend equivalents thereon. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)    Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and set forth in an Award Agreement and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “SAR Period”).

(c)    Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(d)    Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9.Restricted Stock and Restricted Stock Units. (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)    Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate or book- entry designation registered in the name of the Participant to be issued and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the

Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates or book-entry designations issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)    Vesting; Acceleration of Lapse of Restrictions. Except as provided below, the Restricted Period shall lapse as determined by the Committee and set forth in an Award Agreement.

(d)    Delivery of Restricted Stock and Settlement of Restricted Stock Units. (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(ii)    Unless otherwise provided in an Award Agreement, an Employment Agreement or otherwise by the Committee, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.

(e)    Legends on Restricted Stock. Each certificate or book-entry designation representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE UNIVERSAL ELECTRONICS INC. AMENDED AND RESTATED 2018 EQUITY AND INCENTIVE COMPENSATION PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN UNIVERSAL ELECTRONICS INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF UNIVERSAL ELECTRONICS INC.

10. Other Stock-Based Awards and Cash-Based Awards. The Committee may issue Other Stock-Based Awards under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee may grant Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the form evidencing such Award. The Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on Other Stock-Based Awards on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Other Stock-Based Awards will be deferred until, and paid contingent upon, the vesting of such Other Stock-Based Awards. Cash-Based Awards granted under the Plan may not provide for any dividends or dividend equivalents thereon.

11. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividend) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting any member of the Company Group, or the financial statements of any member of the Company Group, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i)    adjusting (A) any or all of the limits provided under the Plan (including under Section 5 of Plan) with respect to the number of Awards which may be granted hereunder, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) or any Sub-Plan and (C) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance; provided, that, any adjustment under this Section 11(i) shall be conclusive and binding for all purposes and may provide for the elimination of any fractional shares that might otherwise become subject to an Award;

(ii)    providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and

(iii)    subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor) or, in the case of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Stock-Based Awards prior to cancellation, or the underlying shares in respect thereof;

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, to the extent applicable. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to the Participant’s Awards, (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, and (C) deliver customary transfer documentation as reasonably determined by the Committee.

12. Effect of Change in Control. Except to the extent otherwise provided in an Award Agreement, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee shall take the following actions with respect to all outstanding Awards:

(a)    then outstanding Options and SARs shall become exercisable immediately prior to the Change in Control;

(b)    Awards of Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Cash-Based Awards shall become fully vested immediately prior to the Change in Control;

(c)    Any performance criteria applicable to an Award will be deemed satisfied at (i) for stock price goals, the actual level of performance and (ii) for all other performance goals, the target level of performance; and

(d)    Awards previously deferred shall be settled in full as soon as practicable, to the extent permitted under Section 409A.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (d) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Stock subject to their Awards.

13. Amendments and Termination. (a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)    Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided, that, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

14. Section 409A. (a) Notwithstanding anything herein to the contrary, this Plan and any Awards granted hereunder are intended to be interpreted and applied so that the payments and benefits set forth thereunder either shall either be exempt from the requirements of Code Section 409A and the final Treasury Regulations promulgated thereunder (the “Final Treasury Regulations” and together with Section 409A of the Code, “Section 409A”), or shall comply with the requirements of Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent that the Company determines that any provision of this Plan or any Award granted hereunder would cause a Participant to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company without violating the provisions of Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

(b)    Except as otherwise specifically provided, amounts payable under an Award, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable following the date they are earned and vested and, in any event, on or prior to March 15 of the year following the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A.

(c)    Notwithstanding anything in this Plan or any Award Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision any Award providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan or any Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

(d)    Each payment in a series of payments made under this Plan and any Awards granted hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(e)    Notwithstanding any provision in this Plan or any Award Agreement to the contrary, if upon a termination employment a Participant is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Employee’s termination of employment for any reason other than death (the “Delayed Payment Date”), and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(9) (iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six-month delay. On the Delayed Payment Date, the Company will pay to Employee a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Employee the Severance Payment in installments in accordance with this Section 14(e).

(f)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the any member of Company Group.

(g)    No member of the Company Group, nor any employee, director or officer thereof guarantees that this Plan or any Award granted hereunder complies with, or is exempt from, Section 409A and none of the foregoing shall have any liability with respect to any failure to so comply or to be so exempt.

15. General. (a) Award Agreements. Other than Cash-Based Awards, each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)    Nontransferability. (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)    Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that, the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)    The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, any member of the Company Group under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)    Tax Withholding. (i) A Participant shall be required to pay to any member of the Company Group, and any member of the Company Group shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii)    Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability; provided, that, with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences.

(d)    No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of any member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. Any member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement.

(e)    Participants. Subject to the shareholder approval requirements under Section 13, with respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(f)    Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g)    Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with a Subsidiary or an affiliate of the Company shall be considered a termination of employment or service with any member of the Company Group; and (ii) if a Participant’s employment with the Company Group terminates, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a termination of employment with any member of the Company Group.

(h)    No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)    Government and Other Regulations. (i) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of any member of the Company Group delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)    Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)    Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(n)    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(p)    Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect. Notwithstanding anything in the Plan or any Award or Award Agreement to the contrary, nothing in the Plan or in any Award or Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(q)    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)    Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(s)    Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(t)    Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.

(u)    Fractional Shares. Unless otherwise provided in an Award Agreement, an Employment Agreement or otherwise by the Committee, any fractional shares due on exercise or payment in respect of an Award shall be settled in cash.

(v)    Detrimental Activity. Notwithstanding anything to the contrary contained herein or in any Award Agreement, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(1)    cancellation of any or all of such Participant’s outstanding Awards; or

(2)    forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain to promptly to the Company.

(w)    Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) the Universal Electronics Inc. Compensation Recoupment Policy, effective November 2023 and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (2) applicable law, whether such policy or law becomes effective prior to or following the Effective Date or the Date of Grant of an Award. Furthermore, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. By accepting an Award under the Plan, a Participant shall thereby be deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the Date of Grant of the Award, and any provision of applicable law relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

* * *
As adopted by the Board of Directors on April 24, 2018 and approved by the shareholders of Universal Electronics Inc. on June 4, 2018, and amended by the Board of Directors effective June 8, 2021 and approved by the shareholders of Universal Electronics Inc. on June 8, 2021, and as amended and restated by the Board of Directors effective April 23, 2024 and approved by the shareholders of Universal Electronics Inc. on [June 11, 2024].

Universal Electronics Inc.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 15, 2024 at the Annual Meeting of Stockholders to be held on June 11, 2024 at 1:00 p.m., local time in Scottsdale, Arizona or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES FOR ELECTION AS DIRECTORS, TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, TO VOTE "FOR" THE ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED 2018 EQUITY AND INCENTIVE COMPENSATION PLAN, AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign, and mail your proxy promptly in the envelope provided.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

KEEP THIS PORTION FOR YOUR RECORDS.

Please mark your votes like this ☒

Proposals — The Board of Directors recommends a vote FOR ALL the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors
   - 01 Paul D. Arling
   - 02 William C. Mulligan
   - 03 Satjiv S. Chahil
   - 04 Sue Ann R. Hamilton
   - 05 Romulo C. Pontual
   - 06 Eric B. Singer
   - 07 Edward K. Zinser

Vote FOR ALL nominees (except as marked) ☐ **Vote WITHHELD from ALL nominees** ☐

INSTRUCTION: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee in the space provided below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

CONTROL NUMBER

→ ☐

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

____
Signature

____
Signature (if held jointly)

Date: ____ , 2024

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

SCAN TO VIEW MATERIALS & VOTE

CONTROL NUMBER

→ ☐

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALVote.com/UEIC

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

UNIVERSAL ELECTRONICS INC.

15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 at 1:00 pm local time in Scottsdale, Arizona

This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement, form of proxy, and Annual Report on Form 10-K are available at http://www.viewproxy.com/ueinc/2024.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 30, 2024 to facilitate timely delivery. Unless requested, you will not receive a paper or e-mail copy.

Important information regarding the Internet availability of the Company's proxy materials, instructions for accessing your proxy materials and voting online, and instructions for requesting paper or e-mail copies of your proxy materials are provided on the reverse side of this Notice.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

To the Stockholders of UNIVERSAL ELECTRONICS INC.

Notice is hereby given that the Annual Meeting of Stockholders of UNIVERSAL ELECTRONICS INC. will be held on June 11, 2024 at 1:00 p.m. local time in Scottsdale, Arizona at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 for the following purposes:

1. Election of Directors.

   01 Paul D. Arling 02 William C. Mulligan 03 Satjiv S. Chahil 04 Sue Ann R. Hamilton
   05 Romulo C. Pontual 06 Eric B. Singer 07 Edward K. Zinser

The Board of Directors recommends a vote "FOR" ALL the nominees listed under Item 1 and "FOR" Items 2, 3 and 4.

The Securities and Exchange Commission rules permit us to make our proxy materials available to our stockholders via the Internet.

Material for this annual meeting and future meetings may be requested by one of the following methods:

INTERNET
To view your proxy materials online, go to http://www.viewproxy.com/ueinc/2024
Have the 11 digit control number available when you access the website and follow the instructions.

TELEPHONE
877-777-2857 TOLL FREE

E-MAIL
requests@viewproxy.com
* If requesting material by e-mail, please send a blank e-mail with the company name and your 11 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

You must use the 11 digit control number located in the box below.

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

UNIVERSAL ELECTRONICS INC.

The following proxy materials are available to you for review at: http://www.viewproxy.com/ueinc/2024

- Proxy Statement
- 2023 Annual Report on Form 10-K

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically.

You must reference your control number to vote by Internet or request a paper copy of the proxy materials.

You May Vote Your Proxy When You View The Materials On The Internet

You Will Be Asked To Follow The Prompts To Vote Your Shares

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call **1-877-777-2857**

or

By logging onto http://www.viewproxy.com/ueinc/2024

or

By email at: requests@viewproxy.com

Please include the company name and your control number in the subject line.